UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ROPER INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROPER INDUSTRIES, INC.

6901 Professional Parkway East, Suite 200

Sarasota, Florida 34240

941-556-2601

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 4, 2012

To Our Stockholders:

Notice is hereby given that the 2012 Annual Meeting (the “Annual Meeting”) of Stockholders of Roper Industries, Inc. (the “Company”) will be held at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240 on Monday, June 4, 2012, at noon, local time, for the following purposes:

1.	To elect three directors;

2.	To consider, on a non-binding, advisory basis, a resolution approving the compensation of our named executive officers;

3.	To approve a proposal to authorize an amendment to the Roper Industries, Inc. 2006 Incentive Plan (the “2006 Plan”) to increase the number of shares available by 6,000,000 and re-approve a list of qualified business criteria for performance-based awards to preserve federal income tax deductions;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for the year ending December 31, 2012; and

5.	To transact any other business properly brought before the meeting.

The Company recommends that you vote: “FOR” all of the director nominees; “FOR” the approval of the compensation to our named executive officers; “FOR” the Roper Industries, Inc. Amended and Restated 2006 Incentive Plan; and “FOR” the appointment of PricewaterhouseCoopers as independent accountants.

Only stockholders of record at the close of business on April 13, 2012 will be entitled to vote at the Annual Meeting or any adjourned meeting, and these stockholders will be entitled to vote whether or not they have transferred any of their shares of the Company’s Common Stock since that date.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF STOCK YOU OWN. STOCKHOLDERS UNABLE TO ATTEND THE ANNUAL MEETING IN PERSON ARE URGED TO VOTE AS PROMPTLY AS POSSIBLE BY TELEPHONE, VIA THE INTERNET, OR BY MAIL. INSTRUCTIONS FOR EACH OF THESE METHODS AND THE CONTROL NUMBER THAT YOU WILL NEED ARE PROVIDED ON THE PROXY CARD.

By Order of the Board of Directors

David B. Liner Secretary

Sarasota, Florida

April 30, 2012

Important Notice Regarding the Availability of Proxy Materials for

the Stockholder Meeting to be held on June 4, 2012.

This Proxy Statement and the Roper Industries, Inc. 2011 Annual Report

to Stockholders are available at:

www.roperind.com

ROPER INDUSTRIES, INC.

6901 Professional Parkway East, Suite 200

Sarasota, Florida 34240

941-556-2601

PROXY STATEMENT

GENERAL

This Proxy Statement is being furnished to stockholders of Roper Industries, Inc. (the “Company” or “Roper”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors”) for use at the Annual Meeting of Stockholders, and any adjournments thereof, to be held at the time and place set forth in the accompanying notice (“Annual Meeting”). It is anticipated that the mailing of this Proxy Statement and the enclosed proxy card will commence on or about April 30, 2012. All stockholders are urged to read this Proxy Statement carefully and in its entirety.

ANNUAL MEETING INFORMATION

The Annual Meeting will be held on June 4, 2012, at noon, local time, at our corporate office located at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240.

SOLICITATION OF PROXIES

The enclosed proxy is solicited by the Board of Directors. Roper will bear the costs of proxy solicitation. In addition to soliciting proxies by use of the mail, its directors, officers and employees may devote part of their time, without additional compensation, for solicitation by fax, email or telephone calls. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to beneficial owners and for reimbursement of their out-of-pocket and clerical expenses incurred in that connection. The Company has engaged Georgeson Inc. as the proxy solicitor for the Annual Meeting for a fee of approximately $9,500 plus reasonable expenses.

Where multiple stockholders share the same address, only one copy of this Proxy Statement and Annual Report will be mailed to that address unless Roper has been notified by such stockholders of their desire to receive multiple copies of the Proxy Statement and Annual Report. If you share an address with another stockholder and wish to receive a separate Proxy Statement and Annual Report, you may instruct Roper to provide a separate Proxy Statement and Annual Report by writing to the attention of the Secretary at the address set forth in the following paragraph or by calling 941-556-2601. Stockholders who share the same address and already receive multiple copies of the Proxy Statement and Annual Report but prefer to receive a single copy may contact Roper at the same address and phone number to make such request.

The mailing address of the Company’s principal executive office is Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240. This Proxy Statement is accompanied by the Company’s 2011 Annual Report to Stockholders, which includes our Annual Report on Form 10-K that was filed with the Securities and Exchange Commission (“SEC”) on February 24, 2012. Additional copies of the Annual Report are available upon written request mailed to the attention of the Secretary at the above address. In addition, the Form 10-K and exhibits are available on the internet at www.sec.gov. The Annual Report is not part of these proxy soliciting materials.

RECORD DATE; VOTING RIGHTS

Only stockholders of record of the Company’s Common Stock at the close of business on April 13, 2012 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting on all matters. We have one class of voting securities outstanding, which is designated as Common Stock, and each share of Common Stock is entitled to one vote upon all matters to be acted upon at the Annual Meeting. At the close of business on the Record Date, the Company had 97,329,097 shares of Common Stock outstanding and entitled to vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, “broker non-votes” and stockholders of record who are present at the meeting in person or by proxy and who abstain at the Annual Meeting are considered stockholders who are present and count toward the quorum. If there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned to permit the further solicitation of proxies.

Under the rules of the New York Stock Exchange (the “NYSE”), banks, brokers and other nominees who hold shares in “street name” for the beneficial owner have discretionary authority to vote on routine proposals when they have not received instructions from beneficial owners. The ratification of the appointment of independent auditors is a routine proposal, and the institution holding your shares may either leave the shares unvoted (a “broker non-vote”) or vote the shares in its discretion, even without any instruction from you. The following proposals are not considered routine proposals, so banks, brokers and other nominees do not have discretionary authority to vote on these matters when they have not received instructions from beneficial owners: (i) the election of directors, (ii) the advisory vote on the approval of compensation to our named executive officers, and (iii) the approval of the Amended and Restated 2006 Incentive Plan. If your shares are held through a broker, bank, or other nominee, please be sure to follow the voting instructions that you receive from that institution. The holder will not be able to vote your shares on any of the proposals except the appointment of PricewaterhouseCoopers LLP unless you have provided voting instructions.

With regard to the election of directors, each director will be elected by a majority of the votes cast with respect to such director (except in the case of contested elections, in which case directors are elected by a plurality). A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. Broker non-votes and abstentions will have no impact as they are not counted as votes cast for this purpose. If an incumbent director fails to receive a majority of the votes cast, the director will tender his or her resignation to the Board. The Nominating and Governance Committee or another committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will publicly disclose its decision regarding the resignation within 90 days after the election results are certified.

The vote on the approval of compensation to our named executive officers is an advisory vote and non-binding on the Company. If the majority of the shares present and entitled to vote are cast in favor of the approval, then it will be deemed to be the approval of the stockholders. Abstentions will have the effect of a vote against the proposal. Broker non-votes will be excluded from the calculation and will have no effect on the outcome of the voting.

With respect to approval of the Amended and Restated 2006 Incentive Plan, the vote choices are for, against or abstain. The approval of the amendment to, and the qualified business criteria for performance-based awards in, the 2006 Plan requires the affirmative vote of a majority of the votes entitled to be cast on the proposal present in person or represented by proxy at the Annual Meeting. Abstentions will have the effect of votes against the proposal. Broker non-votes will not count as votes cast and otherwise will not affect the outcome of the voting on the proposal.

The appointment of PricewaterhouseCoopers LLP as the independent registered accounting firm of the Company will be ratified by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions will have the effect of a vote against this proposal.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof. Proxies solicited hereby will be tabulated by inspectors of election designated by the Board of Directors.

You are urged to promptly vote by internet or by telephone, or by completing, signing, dating and returning your proxy card in the envelope enclosed for that purpose. Proxies will be voted in accordance with your directions. If a proxy card is signed but no directions are given, it will be voted as follows:

(1)	“FOR” the election of the nominees named herein for director,

(2)	“FOR” the approval of the compensation of our named executive officers,

(3)	“FOR” the approval of the Roper Industries, Inc. Amended and Restated 2006 Incentive Plan, and

(4)	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012

REVOCATION OF PROXIES

You may revoke your proxy at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company or by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need documentation from your record holder stating your ownership to vote personally at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Roper’s Certificate of Incorporation provides that the Board of Directors shall consist of such number of members as may be fixed, from time to time, by the Board of Directors, but not less than the minimum number required under Delaware law. The Board of Directors has currently fixed the number of directors at eight. The Certificate of Incorporation also provides that the Board of Directors shall be divided into three classes of directors, as nearly equal in number as possible, with the term of one class expiring at each annual meeting of stockholders and each class serving three-year terms.

The terms of office for Robert D. Johnson, Robert E. Knowling and Wilbur J. Prezzano expire at this Annual Meeting. Upon recommendation of the Company’s independent Nominating and Governance Committee, the Board of Directors has nominated Messrs. Johnson, Knowling and Prezzano to stand for election as directors for terms expiring at the 2015 Annual Meeting of Stockholders.

In the event any nominee is unable to serve (which is not anticipated), the proxy will be voted for a substitute nominee selected by the Board of Directors, or the Board may choose to reduce its size.

Certain information about the nominees, whose current terms will expire in 2012, and about the directors whose terms continue, is set forth below. Such information includes the experience, qualifications, and skills that each individual brings to the Board.

Nominees for reelection at the 2012 Annual Meeting for terms expiring at the 2015 Annual Meeting	Positions and Offices with Roper	Age

Robert D. Johnson	Director	64
Robert E. Knowling, Jr.	Director	56
Wilbur J. Prezzano	Director	71

Incumbent directors whose terms expire at the 2013 Annual Meeting
Brian D. Jellison	Chairman, President, and Chief Executive Officer	66
David W. Devonshire	Director	66
John F. Fort III	Director	70

Incumbent directors whose terms expire at the 2014 Annual Meeting
Richard F. Wallman	Director	61
Christopher Wright	Director	54

David W. Devonshire has served as a director since November 2002. Mr. Devonshire served as an Executive Vice President of Motorola, Inc., a telecommunications company, from April 2002 until his retirement in December 2007, and also served as Motorola’s Chief Financial Officer during those five years. Prior to Motorola, Mr. Devonshire served as Executive Vice President and Chief Financial Officer of Ingersoll-Rand Company, a global diversified industrial company, and as Senior Vice President and Chief Financial Officer of Owens Corning, an innovator of glass fiber technology.

Mr. Devonshire currently serves as a director of Meritor, Inc, Arbitron, Inc., and Career Education Corporation. He also serves on the Advisory Boards of CFO Magazine and L.E.K. Consulting. He is the Principal Financial Advisor to Harrison Street Capital, a private investment company.

Mr. Devonshire’s strong background in finance and accounting, IT, Strategic Planning, and M&A, as well as his past experience as the chief financial officer of other public companies, provides the Board with financial expertise and insight.

John F. Fort III has served as a director since December 1995. Mr. Fort has been self-employed since 1993. Mr. Fort served as Chairman and Chief Executive Officer at Tyco International Ltd., a provider of diversified industrial products and services, from 1982 until his retirement from the company in January 1993, and served as an advisor to Tyco’s Board of Directors from March 2003 to March 2004.

Mr. Fort served as a trustee of the Brown Foundation, a charitable organization primarily focused on advancing education and the arts in Texas, from 2000 to 2009.

Mr. Fort’s leadership experience as the CEO of a diversified industrial company and in-depth knowledge of the Company gives the Board perspective on important issues, including business strategy and acquisitions.

Brian D. Jellison has served as Roper’s President and Chief Executive Officer since November 2001 and became Chairman of the Board of Directors in November 2003. From January 1998 to July 2001, Mr. Jellison served as Corporate Executive Vice President at Ingersoll-Rand, a global diversified industrial company. During his 26-year career with Ingersoll-Rand, Mr. Jellison served in a variety of senior level positions and assumed the principal responsibility for completing and integrating a variety of public and private new business acquisitions.

Mr. Jellison served as a director of Champion Enterprises, Inc. from 1999 to 2009.

Mr. Jellison’s active involvement in Roper’s operations provides the Board with specific knowledge of the business and its challenges and prospects. As the Chairman of the Board, his deep understanding of the organization and its strategic focus has provided key leadership and guidance for the Company’s growth.

Robert D. Johnson has served as a director since May 2005. From August 2006 to July 2008, Mr. Johnson was Chief Executive Officer of Dubai Aerospace Enterprise Ltd., a global aviation corporation. Mr. Johnson served as Chairman of Honeywell Aerospace, the aviation segment of Honeywell International Inc., from January 2005 to January 2006, and its President and Chief Executive Officer from 1999 to 2005. Mr. Johnson worked at Honeywell’s predecessor, AlliedSignal, rising to the position of President and Chief Executive Officer of AlliedSignal Aerospace. Mr. Johnson has held management positions with AAR Corporation and GE Aircraft Engines.

Mr. Johnson currently serves as a director of Spirit AeroSystems, Spirit Airlines and Ariba, Inc., and formerly served as a director of Phelps Dodge Corp. from 2003 to 2007.

Mr. Johnson brings valuable knowledge in marketing, sales and production from his diversified career experiences. His management leadership skills provide the Board with guidance in compensation and management issues.

Robert E. Knowling, Jr. has served as a director since August 2008. Mr. Knowling is the Chairman of Eagles Landing Partners, a strategic management consulting company. From June 2005 to May 2009, Mr. Knowling served as Chief Executive Officer and director of Telwares, a leading provider of telecommunications spend management solutions. Mr. Knowling has served in various executive capacities with the NYC Leadership Academy, SimDesk Technologies, Inc., and Covad Communications Company.

Mr. Knowling currently serves as Lead Director of Ariba, Inc., and as a director of The Bartech Group and Heidrick & Struggles International, and formerly served as a director of Aprimo, Inc.

Mr. Knowling brings a unique perspective to the Board based on his involvement in telecommunications and high-growth technology companies. He also has significant operational and management skills, and his experience as a director of several other public companies enables him to provide guidance on corporate governance issues.

Wilbur J. Prezzano has served as a director since September 1997. Following completion of a 32-year career at Eastman Kodak Company, a supplier of imaging material and services, where he served in various executive capacities, Mr. Prezzano retired in January 1997 as its board Vice-Chairman and as Chairman and President of its greater China region businesses. He served as a director of Eastman Kodak Company from May 1992 to 1997.

Mr. Prezzano currently serves as the Lead Independent Director of Snyder’s-Lance, Inc., and as a director of TD Bank Financial Group, TD Ameritrade Holding Corporation, and EnPro Industries, Inc. and formerly served as a director of TD Banknorth, Inc. Mr. Prezzano currently serves as a Board Trustee and Treasurer of Charleston Day School.

Mr. Prezzano has a strong background in management and experience in international operations. Through his service on the boards of directors of several other companies in diverse industries, Mr. Prezzano provides the Board with a broad-based understanding important to the Company’s growth and operations.

Richard F. Wallman has served as a director since January 2007. From March 1995 to July 2003, Mr. Wallman served as the Chief Financial Officer and Senior Vice President of Honeywell International Inc., a provider of diversified industrial technology and manufacturing products, and its predecessor AlliedSignal. Mr. Wallman has also served in senior financial positions with IBM and Chrysler Corporation.

Mr. Wallman currently serves as a director of Ariba, Inc., Convergys Corporation, Dana Holding Corp., Tornier N.V., and Charles River Laboratories International, Inc. and has formerly served as a director of Avaya Inc., Express-Jet Airlines, Inc., Hayes-Lemmerz International and Lear Corporation.

Mr. Wallman’s significant financial experience and leadership skills strengthen the Board. With his informed understanding of the financial issues and risks that affect the Company, he is able to provide the Board with additional insight in financial matters.

Christopher Wright has served as a director since December 1991. Mr. Wright is Chairman of EMAlternatives LLC, a Washington, DC private equity asset management firm focused on emerging markets and a director of Merifin Capital Group, a private European investment firm. Until mid-2003 he served as Head of Global Private Equity for Dresdner Kleinwort Capital and was a Group Board Member of Dresdner Kleinwort Benson overseeing alternative assets in developed and emerging markets. He acted as Chairman of various investment funds prior to and following the latter’s integration with Allianz A.G.

Mr. Wright currently serves as a director of IDOX PLC (AIM) and Yatra Capital Ltd (EuroNext). He also serves as non-executive Chairman of Maxcess International Corporation and is a Foundation Fellow of Corpus Christi College, Oxford.

Mr. Wright offers a global perspective to the Board gained from his international and venture capital experience. He also provides the Board with knowledge of current financial issues and risks affecting international business operations.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Roper’s Corporate Governance Guidelines reflect the Board of Director’s commitment to monitor the effective functioning of the Board of Directors’ and its Committees’ exercise of their responsibilities. The Corporate Governance Guidelines are available on Roper’s website (www.roperind.com) and may also be obtained upon request from the Secretary.

Nominating Process

The three directors standing for election at the Annual Meeting were unanimously nominated by the Board of Directors. Roper’s independent Nominating and Governance Committee, acting under its charter, determines the desired skills, ability, judgment, diversity (including gender and ethnicity as well as background and experience) and other criteria deemed appropriate for service as a director and is responsible for recommending new director candidates and re-nomination of existing directors based on those criteria, which includes, but is not limited to: high personal and professional ethics, integrity and values; knowledge of Company’s business environment; sound judgment and analytical ability; skills and experience in the context of the needs of the Board of Directors; breadth of business experience; and whether the candidate meets the independence requirements of NYSE. The Company frequently engages a third party to assist in identifying potential nominees. The Board of Directors’ process for identifying and evaluating potential nominees also includes soliciting recommendations from directors of the Company.

The Nominating and Governance Committee also considers a candidate’s skills and experience in the context of the entire Board as well as the diversity (including diversity in professional experience and background), depth and breadth of business and organizational skills, background and experience that a candidate possesses. The Board has no formal policy with respect to diversity.

Neither the Board of Directors nor the Nominating and Governance Committee has a specific policy regarding consideration of stockholder director nominees. Stockholder nominees submitted pursuant to the procedures set forth in the By-laws will be considered under the same criteria that are applied to other candidates. Under Roper’s By-laws, nominations for director may be made by a stockholder of record entitled to vote. In order for a stockholder to make a nomination, the stockholder must provide a notice along with the additional information and materials required by the By-laws. See “Information Regarding the 2013 Annual Meeting of Stockholders” for additional information regarding nominating director candidates. A stockholder can obtain a copy of the full text of the By-law provision by writing to Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attention: Secretary. A copy of the By-laws has been filed with the SEC as an exhibit to Roper’s Current Report on Form 8-K filed on March 21, 2011. A copy of the By-laws can also be viewed on Roper’s website (www.roperind.com).

Stockholder Communications

The Board of Directors provides a process for stockholders or other interested parties to send written communications to the Board of Directors. They may send written communications to the Board of Directors or the non-management members of the Board of Directors in care of Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attention: Secretary. This process is also set forth on Roper’s website (www.roperind.com). All communications will be kept confidential and promptly forwarded to the appropriate director. Such items as are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Secretary, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. The director to whom such information is addressed is informed that the information has been removed, and that it will be made available to such director upon request.

Code of Business Conduct & Ethics

Roper has a Business Code of Ethics and Standards of Conduct (the “Code of Ethics”). The Code of Ethics addresses the professional, honest and candid conduct of each director, officer and employee; conflicts of interest, disclosure process, compliance with laws, rules and regulations (including insider trading laws); and corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets; and encourages the reporting of any illegal or unethical behavior. The Code of Ethics applies to Roper’s directors and employees, including its executive officers. The Code of Ethics is available on Roper’s website (www.roperind.com) and may also be obtained upon request from the Secretary. Any amendments to, or waivers of, the Code of Ethics will be disclosed on Roper’s website promptly following the date of such amendment or waiver as required by law.

Director Independence

The Board of Directors has a majority of independent directors as defined by the listing standards of the NYSE. As required by the director independence standards, the Board of Directors reviewed and analyzed the independence of each director in March 2012. The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the Board of Directors and its committees. During this review, the Board of Directors examined transactions and relationships between directors or their affiliates and Roper or Roper’s management. As a result of this review, on March 15, 2012, the Board of Directors affirmatively determined that all directors are independent, except for Mr. Jellison, and that each member of the Audit, Compensation, and Nominating and Governance Committees is independent for purposes of serving on such committees. In addition, although Mr. Devonshire serves on the audit committees of three or more publicly traded companies, the Board of Directors determined that such simultaneous service does not impair his ability to serve on Roper’s Audit Committee. The Board also determined that service on the Company’s Audit Committee by Mr. Wallman, who is no longer a member of that committee, was not impaired by his simultaneous service on three or more publicly traded companies. The Company’s director independence standards are available on Roper’s website (www.roperind.com) and may also be obtained upon request from the Secretary.

Review and Approval of Related Person Transactions

There were no related person transactions during 2011. The Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons. The Company has not adopted written procedures for reviewing related person transactions. The Company will review any relationship or transaction in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest.

BOARD COMMITTEES AND MEETINGS

The Board of Directors of the Company (the “Board”) held five meetings during the fiscal year ended December 31, 2011. Each director participated in at least 75 percent of all Board meetings and Committee meetings held during the period for which he was a member. The Board has not implemented a formal policy regarding director attendance at the annual meeting. All continuing members of the Board attended the 2011 Annual Meeting of Stockholders either in person or telephonically.

Board Leadership Structure

Mr. Jellison has served as Roper’s Chairman of the Board since 2003 and as its President and Chief Executive Officer since 2001. His extensive knowledge of the Company along with his strategic abilities provide the Board with strong leadership. At each Board meeting, the non-management directors also meet in executive session and choose a director to preside at these meetings on a rotating basis. The Board believes that the current leadership structure is in the best interest of the Company and its stockholders at this time in light of Mr. Jellison’s unique qualifications and that the appropriate leadership structure is a matter that should be discussed and determined by the Board from time to time based on all of the then-current facts and circumstances.

Risk Oversight

The Board has overall responsibility for the oversight of risk management at Roper, which it generally carries out through Board committees. Our General Counsel informs each committee and the Board of relevant legal and compliance issues, and each committee also has access to the Company’s outside counsel when they deem it advisable. Each of these committees along with our management, which is responsible for the implementation of the process to identify, manage and monitor risks, keeps the entire Board apprised regularly of the different risks associated with our Company.

•

The Audit Committee oversees financial risk, including such factors as liquidity, credit, currency exchange and market conditions, through review and discussion with management, and monitors the Company’s risk management practices. It meets regularly with our independent auditors and the vice president of our internal audit staff, who reports directly to the Audit Committee. In addition to financial risk, the Audit Committee also reviews and discusses other risks that relate to our business activities and operations.

•

The Compensation Committee, in overseeing risk associated with compensation programs and practices, has directly retained its own compensation consultant and meets periodically with management to discuss current issues.

•	The Nominating and Governance Committee monitors the compliance of our corporate governance practices with applicable requirements and evolving developments.

Board Committees

The Board has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. Each of the Audit Committee, Compensation Committee, and Nominating and Governance Committee operates under a written charter, copies of which can be viewed on Roper’s website (www.roperind.com) and may be obtained upon request from the Secretary.

Set forth below are the current committee memberships.

Audit (1)	Compensation (2)	Nominating and Corporate Governance (3)	Executive (4)
David W. Devonshire (C)	Robert D. Johnson (C)	Richard F. Wallman (C)	Brian D. Jellison (C)
John F. Fort	Robert E. Knowling	John F. Fort	David W. Devonshire
Robert E. Knowling	Wilbur J. Prezzano	Wilbur J. Prezzano	Robert D. Johnson
Christopher Wright		Christopher Wright	Richard F. Wallman

(1)	Mr. Wallman served on the Committee until Mr. Fort was appointed in March 2012.

(2)	Mr. Fort served on the Committee until Mr. Knowling was appointed in March 2012.

(3)	Mr. Knowling served on the Committee until Mr. Fort was appointed in March 2012.

(4)	Mr. Prezzano served on the Committee until Mr. Wallman was appointed in March 2012.

Audit Committee: 10 Meetings Held in 2011

The Audit Committee assists the Board in its oversight of the quality and integrity of the Company’s financial statements, the Company’s structure for compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, and the performance of the Company’s internal audit functions. In addition, the Audit Committee prepares the “Audit Committee Report” that follows in this Proxy Statement. The Board has determined that based on his extensive background and expertise, particularly as the chief financial officer of various other public companies, Mr. Devonshire meets the criteria of an “audit committee financial expert” under SEC rules. The Board has determined that all Audit Committee members meet the NYSE standard of financial literacy and have accounting and related financial management expertise.

Pursuant to its charter, the Audit Committee has the authority and responsibility to:

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Appoint, compensate, retain and oversee the registered public accounting firm engaged by the Company; approve all audit engagement fees and terms, as well as pre-approve all non-audit engagements; and ensure that the independent auditors remain independent and objective;

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Review the appointment and replacement of the Company’s vice president of the internal auditing department, which provides the Audit Committee with such department’s significant reports to management and management’s responses thereto;

•	Consider any reports or communications submitted to the Audit Committee by the independent auditors relating to the Company’s financial statements, policies, processes or determinations;

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Meet with management, the independent auditors and others to discuss matters relating to the scope and results of any audit, the financial statements, and changes to any auditing or accounting principles, policies, controls procedures or practices;

•

Review any major issues regarding accounting principles and financial statement presentations, including significant changes in the selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls, analyses regarding significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods, and the effects of regulatory and accounting initiatives;

•	Review significant risks and exposures and the steps taken to monitor and minimize such risks;

•

Establish procedures for the receipt, investigation and resolution of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	Prepare reports and disclosures required to be included in this Proxy Statement;

•	Review its charter annually; and

•	Report its activities to the full Board on a regular basis.

Compensation Committee: 4 Meetings Held in 2011

The Compensation Committee administers Roper’s executive incentive compensation programs and determines, either as a committee or together with the other independent members of the Board (as directed by the Board), annual salary levels and incentive compensation awards for the Company’s executive officers. The Compensation Committee also, at the direction of the Board, periodically reviews and determines the form and amounts of director compensation and reviews and makes recommendations to the Board with respect to director compensation and benefits. The Compensation Committee may delegate its duties and responsibilities to a subcommittee of the Committee. Additional information regarding the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation is set forth below in this Proxy Statement under “Compensation Discussion and Analysis.”

Pursuant to its charter, the Compensation Committee has the authority and responsibility to:

•

Annually review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation and based on that evaluation, determine and approve the compensation of the Chief Executive Officer, including salary, bonus, incentive and equity compensation;

•	Annually review performance and approve compensation, including salary, bonus, and incentive and equity compensation for the Company’s executive officers;

•	Grant awards and otherwise make determinations under the Company’s equity, incentive, retirement, and deferred compensation plans, to the extent provided in such plans;

•	Determine performance goals and certify whether performance goals have been satisfied for incentive plans complying or intended to comply with Section 162(m) of the Internal Revenue Code;

•	Periodically review and make recommendations to the Board concerning the Company’s equity and incentive compensation plans;

•	Periodically review and determine the form and amounts of director compensation as delegated by the Board;

•	Review and discuss with management the annual Compensation Discussion and Analysis disclosure regarding named executive officer compensation included in the Company’s annual proxy statement;

•	Review its charter annually; and

•	Report its activities to the full Board on a regular basis.

Nominating and Governance Committee: 3 Meetings Held in 2011

The Nominating and Governance Committee assists the Board in identifying individuals qualified to become directors, determining the size and composition of the Board and its committees, developing and implementing corporate governance guidelines, evaluating the qualifications and independence of members of the Board on a periodic basis and evaluating the overall effectiveness of the Board and its committees.

Pursuant to its charter, the Nominating and Governance Committee has the authority and responsibility to:

•

Evaluate a candidate’s qualification based on a variety of factors, including such candidate’s integrity, reputation, judgment, knowledge, experience, and diversity (including gender and ethnicity as well as background and experience) as well as the Board’s needs;

•	Recommend qualified individuals for board membership, including individuals suggested by management and/or stockholders;

•	Periodically review the size and responsibilities of the Board and its committees and recommend proposed changes to the Board;

•	Recommend to the Board directors to serve as members of each committee;

•	Annually review and recommend committee slates and recommend additional committee members as needed;

•	Develop and recommend to the Board a set of corporate governance guidelines and periodically review such guidelines and propose changes to the Board;

•	Annually review and approve the Chief Executive Officer’s management succession plan to ensure continuity of management;

•	Develop and recommend to the Board an annual self-evaluation process for the Board and its committees, and administer and oversee the evaluation process;

•	Review its charter annually; and

•	Report its activities to the full Board on a regular basis.

Executive Committee: No Meeting Held in 2011

The Executive Committee has the authority to exercise all powers of the Board between regularly scheduled Board meetings.

DIRECTOR COMPENSATION

Compensation for our non-employee directors is governed by the Company’s Director Compensation Plan, which is a sub-plan of the Company’s 2006 Stock Incentive Plan. The Director Compensation Plan provides for an annual grant of 4,000 restricted stock units (“RSUs”), which are issued the day after the Company’s Annual Meeting of Stockholders. Unless the non-employee director has made a timely deferral election as provided in the Plan, each RSU represents the right to receive one share of Company Common Stock on the vesting date and the right to receive a dividend equivalent in the same amount and at the same time as any dividend or other cash distribution is paid on a share of Company Common Stock. RSUs do not have voting rights. One half of the RSUs granted vest six months after the grant date and the remaining RSUs vest the day before the next Annual Meeting. During 2011, each non-employee director received a grant of 4,000 RSUs the day after the 2011 Annual Meeting of Stockholders.

Under the Company’s Director Compensation Plan, each non-employee director also receives an annual cash retainer and fees for board and committee meetings as shown in the table below. The cash retainer and the number of RSUs granted will be prorated for any new director based on the number of full months such director serves as a non-employee director during the year. No changes have been made to the program since 2004.

Annual Cash Retainer
Annual Cash Retainer	$42,500

Supplemental Annual Cash Retainers
Chair of Audit Committee	$5,000
Chair of Compensation Committee	$5,000
Chair of Nominating and Governance Committee	$5,000

Board Meeting Compensation (1)
In-Person Attendance	$2,000
Telephonic Attendance	$1,000

Committee Meeting Compensation (2)
In-Person Attendance	$1,000
Telephonic Attendance	$500

(1)	An extended board meeting over multiple days is treated as a single board meeting for payment purposes.

(2)	Directors attending a board and a committee meeting on the same day will only receive a fee for the board meeting.

The Company also reimburses its directors for reasonable travel expenses incurred in connection with attendance at board, committee and stockholder meetings and other Company business.

Mr. Jellison is an employee of the Company and did not receive any additional compensation for his service as a director of the Company, and his compensation is set forth in the “Executive Compensation” section below.

The table below shows the compensation of the Company’s directors (other than Mr. Jellison) during fiscal year 2011.

2011 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	All Other Compensation ($)	Total ($)

David W. Devonshire	61,000	324,920	-	385,920
John F. Fort III	51,500	324,920	-	376,420
Robert D. Johnson	58,500	324,920	-	383,420
Robert E. Knowling, Jr	59,500	324,920	-	384,420
Wilbur J. Prezzano	59,500	324,920	-	384,420
Richard F. Wallman	59,500	324,920	-	384,420
Christopher Wright	59,000	324,920	-	383,920

(1)	The dollar values shown represent the grant date fair values for RSUs granted to these directors during 2011, calculated in accordance with Topic 718.

(2)	The aggregate number of RSUs outstanding at December 31, 2011 for each director is 2,000.

(3)

The aggregate number of shares under stock option awards outstanding at December 31, 2011 for each director is as follows: Messrs. Fort and Wright: 4,000; Messrs. Devonshire, Johnson, Knowling, Prezzano and Wallman: 0.

Stockholder ownership and retention guidelines are in place for our non-employee directors. Non-employee directors are required to own 4,000 shares of Company Common Stock. Until the share ownership guidelines are met, non-employee directors are required to retain 100% of any shares they receive (on a net after tax basis) under the Company’s Director Compensation Plan. All of the directors are in compliance with the retention guidelines.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of four non-employee directors, each of whom has been determined by the Board of Directors to be independent under the rules of the NYSE and the SEC. The Audit Committee’s responsibilities are set forth in its charter.

The Audit Committee oversees and reviews with the full Board of Directors any issues with respect to the Company’s financial statements, the structure of the Company’s legal and regulatory compliance, the performance and independence of the Company’s independent auditors and the performance of the Company’s internal audit function. The Committee retains the Company’s independent auditors to undertake appropriate reviews and audits of the Company’s financial statements, determines the compensation of the independent auditors, and pre-approves all of their services. The Company’s management is primarily responsible for the Company’s financial reporting process and for the preparation of the Company’s financial statements in accordance with accounting principles generally accepted in the United States. The Audit Committee maintains oversight of the independent public accountants by discussing the overall scope and specific plans for their audits, the results of their examinations, their evaluations of the Company’s internal accounting controls, and the overall quality of the Company’s financial reporting. The Audit Committee may delegate its duties and responsibilities to a subcommittee of the Committee.

The Audit Committee maintains oversight of the Company’s internal audit function by evaluating the appointment and performance of the Company’s vice president of internal auditing and periodically meeting with the vice president of internal auditing to receive and review reports of the work of the Company’s internal audit department. The Audit Committee meets with management on a regular basis to discuss any significant matters, internal audit recommendations, policy or procedural changes, and risks or exposures, if any, that may have a material effect on the Company’s financial statements.

The Audit Committee has: (i) appointed and retained PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent auditors for the fiscal year ended December 31, 2011; (ii) reviewed and discussed with the Company’s management the Company’s audited financial statements for the fiscal year ended December 31, 2011; (iii) discussed with the independent auditors the matters required to be discussed by the statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (iv) received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountants the independent accountant’s independence; (v) discussed matters with PwC outside the presence of management; (vi) reviewed internal audit recommendations; (vii) discussed with PwC the quality of the Company’s financial reporting; and (viii) reviewed and discussed with PwC the results of the audit of the effectiveness of internal control over financial reporting in accordance with § 404 of the Sarbanes-Oxley Act.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

David W. Devonshire, Chairman

Robert E. Knowling, Jr.

Richard F. Wallman*

Christopher Wright

* Mr. Wallman served on the Audit Committee until March 2012.

The foregoing report and other information provided above regarding the Audit Committee should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Roper specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

BENEFICIAL OWNERSHIP

Beneficial ownership is determined in accordance with the rules of the SEC. Under the rules, the number of shares beneficially owned by a person and the percentage of ownership held by that person includes shares of Common Stock that could be acquired upon exercise of an option within sixty days, although such shares are not deemed exercised and outstanding for computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

The following table shows the beneficial ownership of Roper Common Stock as of March 31, 2012 by (i) each of the directors, (ii) each named executive officer in the “2011 Summary Compensation Table,” (iii) all of our directors and executive officers as a group, and (iv) all persons who we know are the beneficial owners of five percent or more of Roper Common Stock. Except as noted below, the address of each of the persons in the table is c/o Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, FL 34240.

Name of Beneficial Owner	Beneficial Ownership of Common Stock(1)(2)		Percent of Class

T. Rowe Price Associates, Inc 100 East Pratt Street, Baltimore, Maryland 21202	10,643,213	(3)	11.0%
The Vanguard Group, Inc 100 Vanguard Blvd., Malvern, Pennsylvania 19355	5,701,972	(4)	5.9%
FMR L.L.C. 82 Devonshire Street, Boston, Massachusetts 02109	5,488,937	(5)	5.7%

David W. Devonshire	9,000		* *
John F. Fort III	30,400		* *
Brian D. Jellison	1,838,991		1.9%
Robert D. Johnson	7,600		* *
Robert E. Knowling, Jr.	10,038		* *
Wilbur J. Prezzano	36,000		* *
Richard F. Wallman	22,715		* *
Christopher Wright	93,319		* *
John Humphrey	339,212		* *
David B. Liner	109,945		* *
Paul J. Soni	112,150	(6)	* *
Timothy J. Winfrey	178,261		* *
All directors and current executive officers of Roper as a group (11 individuals)	2,609,370		2.7%

**	Less than 1%.

(1)

Includes shares that may be acquired on or before May 30, 2012 upon exercise of stock options issued under Company plans as follows: Mr. Fort (4,000), Mr. Jellison (855,721), Mr. Wright (4,000), Mr. Humphrey (206,057), Mr. Liner (72,000), Mr. Soni (70,944), Mr. Winfrey (117,834), and all 11 directors and current executive officers as a group (1,212,722). Holders do not have voting or investment power over unexercised option shares.

(2)

Includes the following number of unvested restricted stock held by named executives officers over which they have sole voting power but no investment power: Mr. Jellison (410,000), Mr. Humphrey (59,333), Mr. Liner (11,800), Mr. Soni (11,800), Mr. Winfrey (20,416), and all 11 directors and current executive officers as a group (492,933). In addition to the shares shown in the table, Messrs. Devonshire, Fort, Johnson, Knowling, Prezzano, Wallman and Wright each have 2,000 unvested restricted stock units which do not have any voting rights. The restricted stock units do not vest within sixty days of March 31, 2012 and are not included when calculating beneficial ownership.

(3)

These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (Price Associates) serves as an investment advisor with power to direct investment and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Such information is based upon information as of December 31, 2011 as provided in a Schedule 13G/A filed with the SEC on February 13, 2012.

(4)

The Vanguard Group, Inc. (“TVG”) has sole power to vote or direct the vote of 134,348 shares, sole power to dispose or direct the disposition of 5,567,624 shares and shared power to dispose or direct the disposition of 134,348 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of TVG, is the beneficial owner of 134,348 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of those shares. Such information is based upon information as of December 31, 2011 as provided in a Schedule 13G filed with the SEC on February 10, 2012.

(5)

Based solely on information reported on Schedule 13G filed by FMR LLC (“FMR”) on February 14, 2012, FMR and Edward C. Johnson 3d (“Johnson”) each may be deemed to beneficially own (and have sole dispositive power) over 5,488,937 shares of Company Common Stock. FMR also has sole voting power over 385,192 shares. The shares reported are beneficially owned by direct or indirect subsidiaries of FRM or by FIL Limited (“FIL”), which is owned by partnerships controlled predominantly by Johnson family members or trusts for their benefit, as follows: (i) Fidelity Management & Research Company, an investment adviser to various investment companies, beneficially owns 5,104,345 shares; (ii) Fidelity Management Trust Company beneficially owns 31,045 shares as a result of serving as an investment manager of institutional accounts; (iii) Strategic Advisers, Inc. may be deemed to beneficially own 66,618 shares as a result of providing investment advisory services to individuals; (iv) Pyramis Global Advisors Trust Company beneficially owns 54 shares as a result of serving as an investment manager of institutional accounts; and (v) FIL and various foreign-based subsidiaries, which provide investment advisory and management services, beneficially own 286,875 shares (although each of FMR believes that it does not beneficially own these shares). As a result of their ownership in FMR and a shareholders’ voting agreement, Johnson family members may be deemed to form a controlling group with respect to FMR.

(6)	Includes 2,882 shares held by Mr. Soni in a 401(k) plan and 953 shares held by his spouse in a 401(k) plan.

EXECUTIVE OFFICERS

The following table sets forth certain information concerning Roper’s current executive officers. The executive officers are elected by the Board of Directors and serve at the discretion of the Board of Directors.

Name	Position and Offices with Roper	Age

Brian D. Jellison*	Chairman, President and Chief Executive Officer	66
John Humphrey	Executive Vice President and Chief Financial Officer	46
David B. Liner	Vice President, General Counsel and Secretary	56
Paul J. Soni	Vice President and Controller	53

*	For more information on Mr. Jellison, see “Proposal 1: Election of Directors” above.

John Humphrey has been Roper’s Executive Vice President since November 2011 and Chief Financial Officer since April 2006. Additionally, Mr. Humphrey served as a Roper Vice President from April 2006 to November 2011. Prior to joining Roper, Mr. Humphrey served as Vice President and Chief Financial Officer for Honeywell Aerospace, the aviation segment of Honeywell International Inc., after serving in several financial positions with Honeywell International and its predecessor AlliedSignal.

David B. Liner has been Roper’s Vice President, General Counsel and Secretary since August 2005. Prior to joining Roper, Mr. Liner served four years in the corporate finance group of the law firm of Dykema Gossett, PLLC, heading up both the firm’s automotive industry and China teams and four years as Vice President and General Counsel of MascoTech, Inc., a diversified industrial products company primarily serving the global transportation industry. Mr. Liner’s earlier career included 17 years as a member of the legal department of Masco Corporation, a manufacturer of products for the home improvement and new home construction markets.

Paul J. Soni serves as the Company’s Chief Accounting Officer and has served as our Controller since April 2002 and Vice President since 2010. Prior to joining Roper, he served four years as Corporate Controller for Oxford Industries, Inc., a clothing company and four years as Controller of the International Division of Savannah Foods & Industries, Inc., a producer, marketer, and distributor of food products, with responsibilities in the U.S. and Latin America. Mr. Soni’s earlier career included eight years with Price Waterhouse LLP, a professional services firm, in the U.S. and Europe, performing audit and transaction support services.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation objectives and policies for our Chief Executive Officer and our other executive officers (who are included in the 2011 Summary Compensation Table and referred to in this CD&A as “executive officers”) that will place in perspective the information set forth in the “Executive Compensation” section that follows in this proxy statement. Our CD&A is organized as follows:

•

Objectives of Our Compensation Program. The objectives of our executive compensation program are based on our business model and the competitive pressures for executive talent. We structured our executive compensation program to reflect our compensation philosophy and related operating principles.

•

Elements of Compensation. There are several components of the compensation payable to our executive officers while they are employed by our company and on a post-termination basis. We emphasize elements that tie executive compensation to performance.

•	Compensation Process. We regularly review our compensation programs to assure that we meet our compensation objectives.

•	Analysis of 2011 Compensation. The compensation for our executive officers in 2011 reflected our compensation objectives and was tied to performance.

•	Share Ownership and Retention Guidelines. We require our executive officers to maintain a significant equity interest in our Company.

•

Regulatory Considerations. We consider the impact of Sections 162(m) and 409A of the Internal Revenue Code (the “Code”), the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”), and various other regulatory requirements in our decisions regarding our executive compensation.

At last year’s annual meeting, 99% of the votes cast with respect to the advisory vote on executive compensation approved the compensation of our executive officers as described in the CD&A and accompanying compensation tables for the 2011 proxy statement. Given the strong support for our existing program, the Compensation Committee reviewed the results and did not make any changes as a direct result of the vote.

Objectives of Our Compensation Program

Roper is a diversified growth company. Our goal is to create superior long-term value for our investors through a strategy of building high-performance businesses united by common metrics and governance systems. Two key elements are critical to successfully executing our strategy and driving sustained value creation:

•	operational excellence and reinvestment in our existing businesses to generate attractive cash returns; and

•	wisely deploying the cash generated from operations primarily by making acquisitions that can be successfully integrated into our portfolio of companies.

To achieve these objectives, we take a minimalist approach to corporate structure to foster an entrepreneurial organization. By doing so, we maintain the nimbleness associated with smaller companies while realizing the scale benefits of larger organizations.

We operate in an intensely competitive business environment. From a business perspective, not only do we compete with numerous companies in many markets for customers, but we also compete with different types of organizations for potential acquisitions. In addition, we compete with many different types and sizes of organizations for senior leadership capable of executing our business strategies. Among other challenges, our business model requires leaders with operational and portfolio expertise who are capable of taking on high levels of personal responsibility without the infrastructure support typically provided in companies of similar size.

Our compensation program for executives is based on our business needs and challenges in creating stockholder value. To support the achievement of our business strategies and goals, we:

•	tie compensation to performance;

•	emphasize equity compensation to align executives’ financial interests with those of stockholders;

•

maintain compensation and reward levels that are competitive in both publicly traded and privately held enterprises that enable us to recruit and retain seasoned leadership capable of driving and managing a diversified growth company;

•	simplify compensation design to facilitate ease of administration and communication;

•	maintain flexibility to adjust to changing business needs in a fast-paced business environment; and

•	adhere to the highest legal and ethical standards.

The Compensation Committee oversees our executive compensation programs to ensure that we appropriately compensate executives, to motivate executives to achieve our business objectives, and to align our executive’s interests with the long-term interests of our stockholders. The Compensation Committee also reviews and discusses with management the potential for risks associated with the compensation policies and practices for executive officers as well as all employees to ensure that our practices are aligned with sound risk management.

Elements of Compensation

Our executive compensation program consists of several different elements, each with an objective that fits into our overall compensation program. Although there is no specific formula for allocating among the components, we emphasize the link between performance and compensation and consider our equity programs to be a significant vehicle for achieving that objective. While long-term stock is a major component of executive compensation, other elements are used to provide an integrated and competitive total pay package.

Long-Term Stock Incentives

Equity compensation is the key element of the total compensation program for our executive officers, and receives the heaviest weighting of all elements. It is intended to be a key element in driving the creation of long-term value for investors, attracting and retaining executives capable of effectively executing our business strategies, and structuring compensation to account for the time horizons of risks. We emphasize equity compensation because it supports the achievement of many of our key compensation objectives:

•	tie pay to performance by linking compensation to stockholder value creation.

•	align executives’ interests with those of stockholders.

•	attract executives, particularly those interested in building long-term value for stockholders, as equity compensation is a key element of competitive pay packages for executives.

•	retain executives and reward future service, by providing for forfeiture of awards prior to satisfaction of multi-year service requirements.

Our long-term stock incentive program currently consists of two types of equity awards, both tied to stock price, since the value that an executive officer may ultimately receive depends on the value of our stock. These awards align our executive officers’ interests with those of our stockholders.

•

Stock Options—The exercise price of stock options is set at the market closing price of our Common Stock on the date of grant, with options generally vesting in installments over three years. This design gives executives an incentive to increase share price and requires continued service over several years to realize any potential gains.

•

Restricted Stock—As with stock options, restricted shares generally vest in installments over three years but may fully vest at the end of three years or other periods without annual vesting. Generally, the vesting of installments is contingent on the Company attaining a specific level of performance primarily to preserve tax deductibility under the Code. Because the shares are registered to the executive officers as stockholders, dividends are paid currently on restricted shares during the vesting period. Restricted stock is intended to encourage the retention of executives, while providing a continuing incentive to increase stockholder value.

To strengthen the alignment with stockholders, the size of awards has been generally expressed as a constant number of shares, which fluctuates in value from year to year with changes in stock price. We believe that this provides additional incentive for increasing the value of our shares and exposes the executive to the risks of share ownership. In terms of value, restricted stock is typically more heavily weighted than stock options.

Base Salary

Base salary is an important part of an executive’s compensation, and the Compensation Committee reviews each executive officer’s base salary annually as well as at the time of a promotion or other change in responsibility. Any salary adjustments are usually approved early in the year, effective as of January 1. The specific amount for each executive officer depends on the executive’s role in the Company, scope of responsibilities, experience and skills. Market practices are also considered in setting salaries. Base salaries are intended to assist us in attracting executives and recognizing differing levels of responsibility and contribution among executives. For our more senior executives, particularly our Chief Executive Officer, fixed base salary represents a smaller percentage of the aggregate potential compensation (consisting of base salary, cash bonus and equity incentives), since we link a greater percentage of their potential compensation to performance and value creation.

Annual Incentive Bonus

In addition to equity compensation and salary, annual cash bonuses are another important piece of total compensation for our executives. Annual bonus opportunities are intended to support the achievement of our business strategies by tying a meaningful portion of compensation to the achievement of established financial objectives for the year. These targets are discussed below in the section captioned “Analysis of 2011 Compensation—Annual Incentive Bonus.” Annual bonus opportunities also are a key tool in attracting executives due to their market prevalence, and they add a variable component to our overall compensation structure. Bonuses are capped to avoid encouraging an excessive short-term focus at the expense of long-term soundness.

Retirement Benefits

We do not have a traditional defined benefit pension program at this time, although our executives are eligible to participate in a 401(k) program, which is the same as for other eligible employees. This program provides for matching contributions capped at 7.5% of base salary, subject to limitations imposed by the Code. We periodically review the retirement benefit component of our total compensation program for executives.

To provide financial planning flexibility, we maintain a Non-Qualified Retirement Plan, pursuant to which our executive officers may elect to defer cash compensation and receive tax-deferred returns on those deferrals. This plan also provides deferred compensation benefits that would have been earned under the tax-qualified 401(k) program but for certain compensation and benefits limitations imposed by the Code. For more information on this plan, see the “Executive Compensation—Non-Qualified Deferred Compensation” section below.

Perquisites and Other Benefits

We have generally avoided the use of perquisites and other types of non-cash benefits, and our executive officers participate in our other employee benefit programs on the same terms as other employees. We have, however, established a Medical Reimbursement Plan that covers certain medical and dental expenses of our executive officers, and we provide an automobile allowance and club memberships when they have a business purpose. All of the executive officers currently participate in these programs, and they are also eligible for reimbursement for financial planning.

Severance Arrangements and Change in Control Provisions

To assist in the recruitment of executives, we entered into severance and change-in-control arrangements with Messrs. Jellison, Humphrey, Liner and Winfrey when they joined the Company. These arrangements provide severance benefits in the event of termination of employment under certain circumstances, including a change in control. Any amounts or benefits payable under these arrangements would be either exempt from or compliant with the requirements of Section 409A of the Code. For a description of these agreements and the payments that would be due under various termination scenarios, see the “Potential Payments upon Termination or Change in Control” section below.

Our stock award program provides for accelerated vesting of awards granted to all participants, including our executive officers, in certain circumstances. Under our 2006 Incentive Plan, vesting will be accelerated for outstanding awards upon a “change in control” (as defined in the 2006 Incentive Plan) if the awards are not assumed or otherwise equitably converted into comparable awards by the acquiring company. If the awards are assumed by the acquirer and within two years after the change in control a participant’s employment is terminated without “cause” or a participant resigns for “good reason,” the participant’s awards will become vested (“double trigger” approach). We adopted this approach, rather than providing for vesting solely upon a change in control (“single trigger” approach) because we believe that the double trigger approach provides adequate employment protection and reduces potential costs associated with the agreements to an acquirer of the Company.

No Tax Gross-Ups

Under Section 280G of the Code, an executive may be subject to excise taxes on benefits received in relation to a change in control of the Company. While many companies provide excise-tax gross-ups to executives to place the executive in the same tax position as if the excise tax did not apply, we have not historically provided this protection to any executive.

Mix of Total Compensation

We emphasize long-term incentives that are tied to stock price over cash and other forms of compensation, although we do not use any formula or specific weightings or relationship for allocating the various compensation elements within our total compensation program. The annual cash bonus opportunity for our executive officers is also performance-based to further emphasize pay for performance. Base salary is the other significant pay element but is generally less emphasized than annual and long-term incentive opportunities. As noted above, we offer perquisites and other types of non-cash benefits on a limited basis, and these represent a small portion of total compensation for executives. Our policies and practices are subject to periodic review and possible revision.

Compensation Process

The Compensation Committee oversees our compensation programs. It reviews each element of compensation for each of our executive officers at least once each year and makes a final determination regarding any adjustments to their current compensation structure and levels after considering a number of factors. The Compensation Committee generally takes into account the scope of the executive officer’s responsibilities, performance and experience as well as competitive compensation levels. During the annual review process, the Compensation Committee also considers our full-year financial results against financial performance in prior periods and the structure of our compensation programs relative to sound risk management.

Consulting Assistance

Under its charter, the Compensation Committee has the authority to retain its own compensation consultants. For 2011, the Compensation Committee retained Frederic W. Cook & Co., Inc. (the “Consultant”) to provide the Compensation Committee with independent, objective analysis and professional opinions on executive compensation matters. This Consultant is independent, reports directly to the Chair of the

Compensation Committee and performs no other work for the Company. The Consultant generally attends all meetings of the Compensation Committee where evaluations of the effectiveness of overall executive compensation programs are conducted or where compensation for executive officers is analyzed or approved. The Consultant assists in gathering and analyzing market data for compensation paid for similar positions at companies with which we compete for executive talent. In addition, the Consultant provides expert knowledge of marketplace trends and best practices relating to competitive pay levels as well as developments in regulatory and technical matters.

Role of Our Chief Executive Officer

While the Compensation Committee is ultimately responsible for making all compensation decisions affecting our executive officers, our Chief Executive Officer participates in the underlying process because of his close day-to-day association with the other executive officers and his knowledge of all of the Company’s diverse business operations. Our Chief Executive Officer periodically discusses with the Compensation Committee the performance of the Company and of each executive officer, including himself. Although the Compensation Committee values the input of our Chief Executive Officer, he does not participate in the portion of the Compensation Committee meeting regarding the review of his own performance or the determination of the actual amounts of his compensation.

Market Benchmarking

We consider market pay level as just one of many factors in setting the compensation levels and equity participation for our executives. To provide a frame of reference, we obtain information on market pay levels from various sources, including published compensation surveys and publicly available information for our selected benchmark companies as well as for other publicly traded companies. In addition, we consider the compensation levels used by private equity companies to attract leadership teams and to share the rewards of value creation with their executives, since we believe that we compete with those businesses in attracting and retaining executive talent. In addition, we consider our own and others’ marketplace experience in hiring executives.

Each year we gather information on pay levels and practices for a group of publicly traded benchmark companies selected based on their business focus. The companies included in the group are jointly selected by our Consultant and management and approved by the Compensation Committee. The group is periodically reviewed and evaluated in light of our development and growth. The group of benchmark companies used in 2011 was the same as in 2010, except that three companies were removed that ceased to be publicly traded when they were acquired. It is believed to be an appropriate group of comparable public companies with which we compete for customers, investors, and executives. Roper has been in the middle of the group in terms of size, but in the upper quartile of the benchmark companies based on performance. The benchmark companies for 2011 are listed below. A review of this group is being conducted in 2012 to recognize, among other considerations, our growth in software and technology driven businesses.

• American Capital	• Dover Corporation	• Pentair, Inc.

• Ametek, Inc.	• Flowserve Corporation	• PerkinElmer, Inc.

• C.R. Bard, Inc.	• IDEX Corporation	• Rockwell Automation, Inc.

• Cooper Industries, Inc.	• Ingersoll-Rand Company	• SPX Corporation

• Crane Co.	• ITT Corporation	• Thermo Fisher Scientific Inc.

• Danaher Corporation	• Life Technologies Corporation	• Waters Corporation

For each benchmark company, we gather information regarding the total compensation levels for their named executive officers, specifically noting base salary, annual bonus, long-term equity incentives and other compensation, including retirement benefits and perquisites. In addition, for each company we compile information on dilution from stock incentives, share usage under stock incentive plans (including the number of shares historically granted annually as a percentage of total shares outstanding and the expense of all stock awards granted as a percentage of market capitalization), retirement practices and other related items. This information is summarized and reviewed with the Compensation Committee. We also periodically gather information from leading published compensation surveys for industrial companies generally and review information related to compensation among private equity firms.

We have no formal policies or practices on specific relationships between compensation for our executives and statistics on market pay levels. Our goal is to provide compensation that allows us to attract and retain executives capable of effectively leading a diversified growth company. Market pay levels are only one factor considered in evaluating the supply of and demand for executives, with the decision ultimately reflecting an evaluation of individual contribution and value to our Company.

CEO Compensation Relative to Other Executives

In addition to market pay information, the Compensation Committee considers our executive officers’ scope of responsibilities, nature of duties, and experience in an effort to ensure that compensation levels are reasonable and equitable from an internal perspective. A fundamental principle underlying the structure of our compensation program is that the relative proportion of incentive and equity compensation as a percentage of total compensation should increase commensurately with responsibility level. The role of our CEO has, by definition, the highest level of responsibility and requires the broadest complement of skills. In addition to fundamental functional skills, CEO operational acuity is essential for effective management across all our businesses and segments, particularly since we do not have a Chief Operating Officer. Our CEO must also be skilled at asset allocation and investments to ensure that the cash generated by operations is effectively deployed. We believe our strong performance and growth under the leadership of our CEO, coupled with his broad range of experience, are highly desired in the marketplace and make him very valuable to other potential employers. Further, from an internal perspective the CEO is more seasoned and experienced than our other executive officers. In light of these considerations, the Compensation Committee has set the compensation for our CEO at a level the Compensation Committee believes is appropriate and equitable relative to compensation for our other executive officers.

Analysis of 2011 Compensation

Consistent with our philosophy of linking compensation to performance, compensation for our executive officers in 2011 was linked to our business results. We achieved record financial performance in 2011 with the highest sales, orders, net earnings, EBITDA, and cash flow in our history. This section discusses the compensation actions that were taken in 2011 for our executive officers, as reported in the “Executive Compensation” section below.

Base Salary

In January 2011 the Compensation Committee approved the following increases effective at the start of the year: Mr. Jellison (4.8%), Mr. Humphrey (12%), Mr. Liner (3.8%), Mr. Soni (4.3%) and Mr. Winfrey (2.9%). The increases reflect the evaluation of the Compensation Committee and Mr. Jellison (except in regard to himself) of the responsibilities and performance of each executive officer.

Annual Incentive Bonus

Annual incentive bonus opportunities for our executive officers are based on achieving financial performance targets that are established at the start of the year. Additional factors related to the creation of value for stockholders are also considered when deemed appropriate by the Compensation Committee. Under our program, each executive officer is assigned an incentive opportunity expressed as a percentage of base salary. The percentages for 2011 were 225% of base salary for our Chief Executive Officer, 150% of base salary for our Chief Financial Officer, 100% of base salary for Mr. Liner, 80% of base salary for Mr. Soni and 135% of base salary for Mr. Winfrey. These percentages are consistent with our philosophy that the “at-risk” portion of total compensation should increase with position level and reflect market practice. Our annual incentive bonuses are capped at the respective percentages for our executive officers.

For determining the 2011 annual incentive bonus amount, the Compensation Committee retained the approach used in the prior year and set the base amount at the amount of 2010 adjusted net earnings. The minimum performance level for any bonus was set at 100% of the base amount and the level at which the full bonus amount would be earned was set at 115% of the base amount. At the 100% minimum performance level, 35% of the full bonus opportunity would be earned. To the extent adjusted net earnings was between 100% and 115% of the base amount, the percentage of the bonus opportunity earned would be determined through straight-line interpolation. For 2011 the adjusted net earnings for the Company exceeded 115% of the base amount, and accordingly, the Compensation Committee approved payment of 100% of the bonus opportunity. Mr. Winfrey’s bonus was tied to corporate results (25%) and his segment’s operating income (75%) using a formula similar to corporate results. For 2011, Mr. Winfrey received 100% of the bonus opportunity as his segment’s performance exceeded maximum. The bonuses to our executive officers for 2011 are shown in the 2011 Summary Compensation Table below.

Long-Term Stock Incentives

In 2011, we continued our practice of awarding a combination of stock options and restricted shares to our executive officers, except for Mr. Jellison whose award consisted solely of restricted shares. The number of stock options and restricted shares awarded in 2011 to Mr. Humphrey, Mr. Liner and Mr. Soni were the same as each had received in the prior year, except that the Compensation Committee granted Mr. Humphrey a special award of restricted stock in November in recognition of his promotion to Executive Vice President and Chief Financial Officer. The number of restricted shares awarded to Mr. Jellison was comparable to the annual grants he received prior to his multi-year award in 2008. Consistent with awards to other executive officers, the Compensation Committee reinstated annual grants for Mr. Jellison to provide continued retention beyond the expiration of the multi-year award Mr. Jellison received in 2008. Mr. Jellison’s 2011 award vests in three equal installments starting in late 2012. These awards are shown in the 2011 Grants of Plan-Based Awards Table below.

Share Ownership and Retention Guidelines

We believe that our executives should have a significant equity interest in the Company. To promote such equity ownership and further align the interests of our executives with our stockholders, we adopted share retention and ownership guidelines for our executive officers. The stock ownership requirements vary based upon the executive’s level and are expressed as a number of shares, ranging from a minimum of 100,000 shares for the Chief Executive Officer to 15,000 shares for Group Vice Presidents. Until the stock ownership guidelines are met, an executive is required to retain 100% of any applicable shares received (on a net after tax basis) under our equity compensation program. Our executive officers all meet the share ownership requirements. Our executive officers will have a substantial portion of their incentive compensation paid in the form of our Common Stock. The program is subject to periodic review by the Compensation Committee.

Our insider trading policy prohibits our executive officers from engaging in transactions involving derivative instruments with respect to Company securities, and other securities that are immediately convertible or exchangeable into such securities.

Regulatory Considerations

Section 162(m) of the Code limits the tax deductibility of certain compensation paid to our executive officers. This provision disallows the deductibility of certain compensation unless it is considered performance-based compensation under the Code. Our stock options are designed to be performance-based and fully deductible. The restricted stock awards granted to our executive officers in 2011 are performance based in a manner that is intended to preserve their full deductibility. We have adopted policies and practices that should ensure the full deductibility of our annual incentive bonuses. However, we may forgo any or all of the tax deduction if we believe it to be in the best long-term interests of our stockholders.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A of the Code regarding non-qualified deferred compensation and the change-in-control excise tax provisions of Section 280G of the Code. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. For example, Topic 718, the accounting standard that determines the cost to be recognized for equity awards, is considered in reviewing the relative weighting between stock options and restricted shares.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:	Robert D. Johnson, Chairman John F. Fort* Wilbur J. Prezzano

* Mr. Fort served on the Compensation Committee until March 2012.

EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to compensation paid to our principal executive officer, our principal financial officer, our two other executive officers and a Group Vice President (who was not serving as an executive officer at year end, but SEC rules require the inclusion of his compensation in the table below) for the fiscal year ended December 31, 2011. We refer to these individuals in this Proxy Statement as the “named executive officers.”

2011 Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan(1)(3) Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings(4)	All Other Compensation (6)	Total Compensation

Brian D. Jellison	2011	$1,100,000	-	$11,034,000	-	$2,475,000	-	$292,446	$14,901,446
Chairman of the	2010	1,050,000	-	-	-	2,362,500	-	260,214	3,672,714
Board, President	2009	1,000,000	-	-	-	1,901,250	-	253,693	3,154,943
and Chief Executive Officer

John Humphrey	2011	700,000	-	2,320,200	$1,462,356	1,050,000	-	159,496	5,692,052
Executive Vice President and Chief Financial Officer	2010 2009	625,000 575,000	- -	1,022,200 839,000	1,009,200 730,800	937,500 728,813	- -	133,200 118,320	3,727,100 2,991,933

David B. Liner	2011	415,000	-	441,360	292,471	415,000	-	94,081	1,657,912
Vice President,	2010	400,000	-	306,660	201,840	400,000	-	83,506	1,392,006
General Counsel and Secretary	2009	370,000	-	251,700	146,160	312,650	-	96,938	1,177,448

Paul J. Soni(5)	2011	365,000	-	441,360	292,471	292,000	-	84,453	1,475,284
Vice President and Corporate Controller	2010	350,000	-	306,660	201,840	262,500	-	71,038	1,192,038

Timothy J. Winfrey	2011	540,000	-	735,600	304,658	729,000	-	121,885	2,431,143
Group Vice President	2010	525,000	-	754,695	420,500	656,250	-	81,958	2,438,403
	2009	500,000	-	524,375	304,500	132,031	-	80,462	1,541,368

(1)	Amounts shown include, as applicable, deferrals to the 401(k) Plan and the Non-Qualified Retirement Plan.

(2)

The dollar values shown represent the grant date fair values for restricted stock and option awards held by the named executive officers, calculated in accordance with Topic 718. The assumptions used in determining the grant date fair values of the option awards are set forth in Note 12 to the Company’s consolidated financial statements for 2011, which are included in our Annual Report on Form 10-K for the fiscal year ended 2011, filed with the SEC.

(3)	The amounts in this column reflect payments made pursuant to the Company’s cash incentive bonus plan, which is further explained above in the CD&A section captioned “Annual Incentive Bonus.”

(4)	The Non-Qualified Retirement Plan does not provide for “above-market” or preferential earnings as defined in applicable SEC rules.

(5)	In accordance with SEC requirements, 2010 and 2011 information is presented for Mr. Soni.

(6)

Amounts reported in the “All Other Compensation” column for 2011 include the following items. In respect of any of these items that constitute perquisites, the value shown is the Company’s incremental cost.

Name	Club Memberships ($)	Company Car ($)	Additional Medical Benefits ($)	Contributions to Defined Contribution Plans(a) ($)

Brian D. Jellison	3,323	24,000	5,436	259,687
John Humphrey	7,323	24,000	3,112	125,061
David B. Liner	2,684	19,000	10,232	62,165
Paul J. Soni	7,323	19,000	11,068	47,062
Timothy J. Winfrey	6,948	19,000	6,219	89,719

(a)	Includes contributions to the Non-Qualified Retirement Plan and Employee’s Retirement Savings 003 Plan.

2011 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2011 to the named executive officers.

		Estimated Future Payout Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: # of Shares of Stock /Units(2)	All Other Option Awards: # of Securities Underlying Options(3)	Exercise / Base Price of Option Awards ($/Sh)	Grant Date Fair Value ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Brian D. Jellison	1/20/2011				150,000			11,034,000
		866,250	2,475,000	2,475,000
John Humphrey	1/20/2011				20,000			1,471,200
	1/20/2011					60,000	73.56	1,462,356
	11/16/2011				10,000			849,000
		367,500	1,050,000	1,050,000
David B. Liner	1/20/2011				6,000			441,360
	1/20/2011					12,000	73.56	292,471
		145,250	415,000	415,000
Paul J. Soni	1/20/2011				6,000			441,360
	1/20/2011					12,000	73.56	292,471
		102,200	292,000	292,000
Timothy J. Winfrey	1/20/2011				10,000			735,600
	1/20/2011					12,500	73.56	304,658
		255,150	729,000	729,000

(1)

For an explanation of the material terms, refer to the CD&A section above captioned “Annual Incentive Bonus.” Amounts paid under this program for 2011 are set forth in the 2011 Summary Compensation Table. The threshold for Mr. Winfrey is the combined corporate and segment amounts.

(2)

The restricted shares granted on January 20, 2011 to Mr. Jellison vest ratably on November 30, 2012, 2013, and 2014, subject to certain Company performance conditions. The restricted shares granted on January 20, 2011 to Messrs. Humphrey, Liner, Soni, and Winfrey vest ratably on November 30, 2011, 2012, and 2013, subject to certain Company performance conditions. The restricted shares granted to Mr. Humphrey on November 16, 2011 will fully vest on August 31, 2014. For all officers, dividends are paid currently on restricted shares.

(3)

The stock options granted to Messrs. Humphrey, Liner, Soni, and Winfrey vest ratably on January 20, 2012, 2013, and 2014. All options expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our Common Stock on the date of grant.

(4)	The dollar values reflect the grant date fair value of the awards as calculated in accordance with Topic 718.

2011 Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2011 for the named executive officers.

	Option Awards					Stock Awards
Name	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)

Brian D. Jellison	200,000			19.1750	11/19/12
	110,000			24.2000	02/25/14
	103,624			31.3550	04/18/12
	107,637			42.3500	02/23/13
	108,084			52.1900	02/16/17
	220,000	220,000	(2)	55.2200	02/18/18
						370,000	(6)(10)	32,141,900
John Humphrey	60,000			49.5150	04/24/13
	40,000			52.1900	02/16/17
	40,000			55.2200	02/18/18
	40,000	20,000	(3)	41.9500	02/12/19
	20,000	40,000	(4)	51.1100	01/22/20
		60,000	(5)	73.5600	01/20/21
						42,000	(7)(10)	3,648,540
David B. Liner	12,000			38.0600	08/02/12
	12,000			42.3500	02/23/13
	12,000			52.1900	02/16/17
	12,000			55.2200	02/18/18
	8,000	4,000	(3)	41.9500	02/12/19
	4,000	8,000	(4)	51.1100	01/22/20
		12,000	(5)	73.5600	01/20/21
						9,600	(8)(10)	833,952
Paul J. Soni	4,800			19.1750	11/19/12
	6,144			22.5550	03/24/14
	8,856			31.3550	04/18/12
	12,000			42.3500	02/23/13
	12,000			52.1900	02/16/17
	12,000			55.2200	02/18/18
	8,000	4,000	(3)	41.9500	02/12/19
	4,000	8,000	(4)	51.1100	01/22/20
		12,000	(5)	73.5600	01/20/21
						9,600	(8)(10)	833,952
Timothy J. Winfrey	12,000			24.2000	02/25/14
	20,000			42.3500	02/23/13
	20,000			52.1900	02/16/17
	20,000			55.2200	02/18/18
	16,667	8,333	(3)	41.9500	02/12/19
	8,334	16,666	(4)	51.1100	01/22/20
		12,500	(5)	73.5600	01/20/21
						18,333	(9)(10)	1,592,588

(1)	Calculated by multiplying $86.87, the closing market price of our Common Stock on December 30, 2011, the last trading day of 2011, by the number of restricted shares that have not vested.

(2)	These stock options were granted as a multi-year award on February 18, 2008 with unexercisable shares vesting 110,000 each year in 2012 and 2013.

(3)	These stock options were granted on February 12, 2009 with unexercisable shares vesting in February 2012.

(4)	These stock options were granted on January 22, 2010 with unexercisable shares vesting ratably in January 2012 and 2013.

(5)	These stock options were granted on January 20, 2011 with unexercisable shares vesting ratably in January 2012, 2013, and 2014.

(6)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to certain Company performance conditions, as follows:

(I)	220,000 shares remaining from 440,000 shares granted February 18, 2008 and vesting ratably in 2012 and 2013;

(II)	150,000 shares granted January 20, 2011 and vesting ratably in 2012, 2013, and 2014.

(7)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to certain Company performance conditions, as follows:

(I)	6,667 shares remaining from 20,000 shares granted February 12, 2009 and vesting in 2012;

(II)	12,000 shares remaining from 20,000 shares granted January 22, 2010 and vesting ratably in 2012 and 2013;

(III)	13,333 shares remaining from 20,000 shares granted January 20, 2011 and vesting ratably in 2012 and 2013; and

(IV)	10,000 shares remaining from 10,000 shares granted on November 16, 2011 and vesting in 2014.

(8)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to certain Company performance conditions, as follows:

(I)	2,000 shares remaining from 6,000 shares granted February 12, 2008 and vesting in 2012;

(II)	3,600 shares remaining from 6,000 shares granted January 22, 2010 and vesting ratably in 2012 and 2013; and

(III)	4,000 shares remaining from 6,000 shares granted January 20, 2011 and vesting ratably in 2012 and 2013.

(9)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to certain Company performance conditions, as follows:

(I)	4,167 shares remaining from 12,500 shares granted February 12, 2009 and vesting in 2012;

(II)	7,500 shares remaining from 12,500 shares granted January 22, 2010 and vesting ratably in 2012 and 2013; and

(III)	6,666 shares remaining from 10,000 shares granted January 20, 2011 and vesting ratably in 2012 and 2013.

(10)

For restricted stock granted in February 2009, January 2010, and January 2011, the actual vesting dates in each year will be the day after the Compensation Committee certifies the Company’s attainment of related performance goals.

2011 Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	# of Shares Acquired on Vesting	Value Realized on Vesting ($)

Brian D. Jellison	276,679	16,934,151	110,000	8,091,600
John Humphrey	—	—	18,283	1,422,434
David B. Liner	—	—	5,980	463,148
Paul J. Soni	—	—	5,980	463,148
Timothy J. Winfrey	43,000	2,645,587	10,800	833,223

Pension Benefits

None of our named executive officers participates in a Company-sponsored defined-benefit pension plan.

2011 Non-Qualified Deferred Compensation

Pursuant to the Company’s Non-Qualified Retirement Plan, named executive officers may defer base salary and payments earned under the annual incentive bonus plan. Deferral elections are made by eligible executives before the beginning of each year for amounts to be earned in the following year. The executive may invest such amounts in funds that are substantially similar to those available under the 401(k) Plan.

The following table sets forth certain information with respect to the Non-Qualified Retirement Plan for our named executive officers during the fiscal year ended December 31, 2011.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Brian D. Jellison	207,750	241,312	581	646,374	307,606
John Humphrey	126,250	104,438	1,730	336,890	311,883
David B. Liner	48,900	42,750	(7,955)	-	344,664
Paul J. Soni	37,650	28,687	(2,452)	75,199	110,196
Timothy J. Winfrey	119,625	71,344	(50,843)	-	875,520

(1)

Amounts reflect participant deferrals under the Non-Qualified Retirement Plan during the fiscal year; and all of these amounts are included in the 2011 Summary Compensation Table above in the “Salary” or “Non-Equity Incentive Plan Compensation” column as applicable.

(2)	The amounts are included in the 2011 Summary Compensation Table in the “All Other Compensation” column.

(3)

No portion of these earnings was included in the 2011 Summary Compensation Table because the Non-Qualified Retirement Plan does not provide for “above-market” or preferential earnings as defined in applicable SEC rules.

Potential Payments upon Termination or Change in Control

As described above in the CD&A, the employment agreement with Mr. Jellison and offer letters or separation agreements with other named executive officers provide for certain benefits in the event of the termination of the officer’s employment under certain conditions. The amount of the benefits varies depending on the reason for termination, as explained below.

Employment Agreement with Mr. Jellison

Termination for Cause; Resignation Without Good Reason. If Mr. Jellison were terminated for cause or if he were to resign without good reason (as such terms are defined in his agreement), he would receive the salary and vested benefits that are accrued through the date of termination, plus a pro-rata portion of his annual bonus earned through the date of termination, assuming the Company achieved the level of performance for which a bonus is paid for that year. No special severance benefits would be payable.

Termination Due to Death or Disability. If Mr. Jellison were to die or terminate employment due to disability, he (or his estate) would receive salary and vested benefits accrued through the date of termination, plus a pro-rata portion of his annual bonus earned through the date of termination, assuming the Company achieved the level of performance for which a bonus is paid for that year. No special severance benefits would be payable.

Termination Without Cause; Resignation for Good Reason. If Mr. Jellison were terminated without cause or resigned for good reason, either before a change of control of the Company occurs or more than one year after a change of control, he would receive a severance payment, in addition to accrued salary, earned and unpaid bonus from the prior fiscal year and vested benefits, of two times his annual base salary. He would also receive a pro-rated target bonus for the year and continuation of health and welfare benefits for a period of two years. Any stock option that would have vested during the one-year period following termination would also become immediately exercisable.

In Connection with a Change of Control. If Mr. Jellison were terminated without cause or resigned for good reason within one year following a change of control of the Company, then in addition to accrued salary, prorated bonus and vested benefits, he would be entitled to:

•

a severance payment equal to two times the sum of (i) his then current base salary and (ii) the greater of the average of his last two years’ annual bonuses or his target bonus for the year of termination,

•	accelerated vesting of all of his outstanding equity awards, and

•	continuation of health and welfare benefits for a period of two years.

Restrictive Covenants. Mr. Jellison has also agreed not to compete with the Company for a period of one year after his termination of employment for any reason.

Offer Letters to Messrs. Humphrey, Liner, and Winfrey

Mr. Humphrey. Pursuant to an offer letter dated April 24, 2006, as amended December 30, 2008, if Mr. Humphrey’s employment is terminated without cause, he would be entitled to receive one year of medical benefit coverage and a severance payment equal to his then-current annual base salary.

Mr. Liner. Pursuant to an offer letter dated July 21, 2005, as amended December 30, 2008, if Mr. Liner’s employment is terminated without cause, he would be entitled to receive one year of medical benefit coverage and a severance payment equal to the sum of his then-current annual base salary and annual bonus earned with respect to the last year before the termination occurred.

Mr. Winfrey. Pursuant to an offer letter dated May 20, 2002, as amended December 30, 2008, Mr. Winfrey would be entitled to a severance payment equal to the sum of one year’s then-current base salary and annual bonus earned with respect to the last year before the termination occurred if he were terminated by the Company for any reason other than gross misconduct.

Summary of Termination Payments and Benefits

The following tables summarize the value of the termination payments and benefits that each of our named executive officers would receive if he had terminated employment on December 31, 2011 under the circumstances shown. Scenarios for termination due to involuntarily for cause, voluntary resignation, and retirement have not been included because, in those circumstances, no severance or other additional payments will be made to named executive officers. Scenarios for termination due to death or disability have not been included because they do not discriminate in scope, terms or operation in favor of named executive officers compared to the benefits offered to all salaried employees.

BRIAN D. JELLISON

	Termination Scenario
Potential Payments Upon Termination or Change-in-Control	By Employee For Good Reason	By Company Without Cause	Change-in- Control(1)

Cash payments	$4,675,000	$4,675,000	$7,150,000
Accelerated Equity Awards(2)(3)
2008 Stock Option Grant	-	-	6,963,000
2008 Restricted Stock Grant	-	-	19,111,400
2011 Restricted Stock Grant			13,030,500
Continued Medical Benefits	22,211	22,211	22,211

Total	$4,697,211	$4,697,211	$46,277,111

JOHN HUMPHREY

	Termination Scenario
Potential Payments Upon Termination or Change-in-Control	By Employee For Good Reason	By Company Without Cause	Change-in- Control(1)

Cash payments	-	$700,000	$700,000
Accelerated Equity Awards(2)(3)
2009 Stock Option Grant	-	-	898,400
2010 Stock Option Grant	-	-	1,430,400
2011 Stock Option Grant	-	-	798,600
2009 Restricted Stock Grant	-	-	579,162
2010 Restricted Stock Grant	-	-	1,042,440
2011 Restricted Stock Grant	-	-	2,026,938
Continued Medical Benefits	-	16,642	16,642

Total	-	$716,642	$7,492,582

DAVID B. LINER

	Termination Scenario
Potential Payments Upon Termination or Change-in-Control	By Employee For Good Reason	By Company Without Cause	Change-in- Control(1)

Cash payments	-	$830,000	$830,000
Accelerated Equity Awards(2)(3)
2009 Stock Option Grant	-	-	179,680
2010 Stock Option Grant	-	-	286,080
2011 Stock Option Grant	-	-	159,720
2009 Restricted Stock Grant	-	-	173,740
2010 Restricted Stock Grant	-	-	312,732
2011 Restricted Stock Grant	-	-	347,480
Continued Medical Benefits	-	16,642	16,642

Total	-	$846,642	$2,306,074

PAUL J. SONI

	Termination Scenario
Potential Payments Upon Termination or Change-in-Control	By Employee For Good Reason	By Company Without Cause	Change-in- Control(1)

Cash payments	-	-	-
Accelerated Equity Awards(2)(3)
2009 Stock Option Grant	-	-	$179,680
2010 Stock Option Grant	-	-	286,080
2011 Stock Option Grant	-	-	159,720
2009 Restricted Stock Grant	-	-	173,740
2010 Restricted Stock Grant	-	-	312,732
2011 Restricted Stock Grant	-	-	347,480
Continued Medical Benefits	-	-	-

Total	-	-	$1,459,432

TIMOTHY J. WINFREY

	Termination Scenario
Potential Payments Upon Termination or Change-in-Control	By Employee For Good Reason	By Company Without Cause	Change-in- Control(1)

Cash payments	-	$1,269,000	$1,269,000
Accelerated Equity Awards(2)(3)
2009 Stock Option Grant	-	-	374,318
2010 Stock Option Grant	-	-	595,976
2011 Stock Option Grant	-	-	166,375
2009 Restricted Stock Grant	-	-	361,987
2010 Restricted Stock Grant	-	-	651,525
2011 Restricted Stock Grant	-	-	579,075
Continued Medical Benefits	-	-	-

Total	-	$1,269,000	$3,998,257

(1)	Assumes employment is terminated involuntarily without cause.

(2)	Based on $86.87 closing price as of December 30, 2011, the last trading day of 2011.

(3)	Pursuant to Section 14.7 of the 2006 Plan, stock options become fully exercisable and time-based vesting restrictions fully lapse upon the occurrence of a change in control.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Roper’s directors, officers and persons who own more than 10% of Roper Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Roper with copies of all Section 16(a) forms they file.

We believe that, during 2011, our directors and executive officers complied with all Section 16(a) filing requirements with the following two exceptions: Mr. Fort filed one late Amended Form 4 on March 26, 2012 reporting the exercise of a stock option and a change in beneficial ownership over certain shares. Mr. Knowling filed one late Form 4 on April 11, 2012 in which he reported the acquisition of shares pursuant to a dividend reinvestment program.

In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments to these forms, provided to us and the written representations of our directors and executive officers.

PROPOSAL 2

ADVISORY VOTE ON THE COMPENSATION OF

THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Company seeks your advisory vote approving the compensation of our named executive officers as disclosed in this Proxy Statement. We believe that our executive compensation programs are structured in the best manner possible to support our business objectives, evidenced by the superior returns Roper has delivered to its stockholders. Over the past 10 years, Roper’s total return to stockholders was 14.1% compounded annually, compared to 2.9% annually for the S&P 500. Over the past five years, Roper’s return was 12.2% annually, compared to (0.2%) for the S&P 500.

Our executive compensation programs are designed to provide competitive total compensation that is tied to the achievement of Company performance objectives and to attract, motivate and retain individuals who will build long-term value for our stockholders. See “Compensation Discussion and Analysis” above. Key characteristics of our executive compensation programs include the following:

•

A significant portion of our executive officer’s potential cash compensation is tied to Company performance. Cash bonuses under our non-equity incentive plan for our executive officers are only paid if the Company attains its annual financial target.

•

The number of shares awarded as restricted stock and stock options under our equity incentive programs are generally consistent from year to year, so that the value actually received by executives ultimately depends on the Company’s future long-term performance. These grants comprise a significant portion of an executive’s potential compensation.

•

Fixed base salary for our executive officers represents a smaller percentage of the aggregate potential compensation (consisting of base salary, incentive cash bonus and equity incentives) and is reviewed annually and along with the total compensation.

•	We cap non-equity incentive (cash) bonuses for our named executive officers to avoid encouraging a short-term focus.

•	We have few perquisites and other benefits for our named executive officers.

•	Our stock incentive plan expressly prohibits the repricing of stock options.

•

We do not have a defined pension benefit plan. Our executives may participate in our 401(k) Plan on the same terms as other eligible employees and they may also defer cash compensation (and receive tax-deferred returns on those amounts) under our Non-Qualified Retirement Plan.

•

We use a “double trigger” approach for vesting under our equity incentive plan upon a change in control. This means that the vesting for all participants, including our named executive officers, may be accelerated if the awards are not assumed by the acquiring company or if they are assumed and the participant’s employment is terminated under certain circumstances.

•	We do not provide excise tax gross-ups for change-in-control payments.

•	We have share ownership and retention guidelines for our executives to assure that our executives’ interests are aligned with those of our stockholders.

We are seeking stockholder approval of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this Proxy Statement is hereby APPROVED.

The vote on this proposal is advisory and non-binding; however, the Compensation Committee and the Board will review the results of the vote and consider them when making future determinations regarding our executive compensation programs.

The Board of Directors recommends a vote “FOR” the resolution providing an advisory approval of the Company’s compensation of our named executive officers.

PROPOSAL 3

APPROVAL OF THE ROPER INDUSTRIES, INC.

2006 INCENTIVE PLAN, AS AMENDED AND RESTATED

Subject to approval by the stockholders at this Annual Meeting, on March 15, 2012, our Board of Directors adopted an amendment to the Roper Industries, Inc. 2006 Incentive Plan (the “2006 Plan”) to increase the number of shares that may be issued thereunder by 6,000,000 shares (the “Share Authorization Amendment”). The Share Authorization Amendment is the only material change to the 2006 Plan from its form in effect immediately before such Board of Directors action. Approval of the 2006 Plan, as amended and restated, will also constitute re-approval of the existing list of business criteria (the “Qualified Business Criteria”) with respect to which the Compensation Committee may establish objectively determinable performance goals for Code Section 162(m) performance-based awards under the 2006 Plan.

The Board of Directors recommends and requests that stockholders approve the 2006 Plan, as amended and restated (i) to approve the Share Authorization Amendment, and (ii) to re-approve the existing Qualified Business Criteria contained in the 2006 Plan.

The Board of Directors recommends that you vote “FOR” the approval of the amended and restated 2006 Plan for the following reasons:

•

The Share Authorization Amendment will allow us to continue to grant equity awards. The Compensation Committee believes that the Company must continue to grant equity compensation in order to attract, retain and motivate our key employees. Depleting the share reserve under the 2006 Plan would harm the competiveness and effectiveness of our compensation program.

•

Equity awards align employees’ interests with stockholders’ long-term interests. Equity awards promote the success and enhance the value of our Company by aligning the personal interest of our directors, officers and employees with those of our stockholders and by retaining executives through multi-year service requirements to vest in awards.

•	Equity awards reflect the Compensation Committee’s pay-for-performance philosophy. The value ultimately received by participants from our equity awards is linked to stockholder value.

•	The 2006 Plan includes best practices for equity compensation. Our equity compensation programs reflect best practices, and we believe we have been prudent in the use of equity awards.

—

Conservative share counting provisions. We count the full number of shares issued, rather than the net number of shares, where shares are withheld from an award to satisfy tax withholding requirements or delivered or withheld to pay the exercise price of an option. We also count the full number of shares underlying stock appreciation rights.

—	No repricing of options. The 2006 Plan does not permit the repricing of options or stock appreciation rights, either directly or indirectly through replacement with new awards or cash buyouts.

—

Low burn rate and dilution. The awards we make annually and that are outstanding and available for future grants are a lower percentage of total shares outstanding than is typical among our peer group.

—

“Double trigger” upon a change in control. If an acquirer assumes our awards in connection with a change in control, accelerated vesting of a participant’s awards occurs only if the participant’s employment is terminated without “cause” or the participant resigns for “good reason” within two years after the change in control.

—	No discount stock options. All options and stock appreciation rights must have an exercise price equal to or greater than the fair market value per share of our Common Stock as of the grant date.

Stockholder approval of the 2006 Plan, as amended and restated, will preserve the Company’s ability to continue to grant certain individuals performance-based awards that are intended to be fully deductible without regard to the $1,000,000 deduction limit imposed under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The Qualified Business Criteria are listed below under “Performance Goals.” Stockholders must approve the Qualified Business Criteria no less often than every five years, and stockholders last approved this same list at the 2008 Annual Meeting of Stockholders.

As of March 31, 2012, under the 2006 Plan (i) there were 4,613,816 shares of our Common Stock subject to outstanding awards, of which 3,793,126 shares were subject to stock options outstanding with a weighted average exercise price per share of $55.62 and a weighted average remaining term of 6.23 years, and 820,690 shares were subject to restricted stock awards and restricted stock units outstanding and unvested, (ii) there were 1,267,994 shares of our Common Stock reserved and available for future awards, and (iii) there were approximately 8,570 of the Company’s employees, officers, directors and consultants eligible to participate in the 2006 Plan. On March 31, 2012, the closing price of Roper Common Stock on the New York Stock Exchange was $99.16.

Summary of the 2006 Plan, as Proposed to be Amended

The following is a summary of the provisions of the 2006 Plan, as proposed to be amended by the Share Authorization Amendment. This summary is qualified in its entirety by the full text of the 2006 Plan, as proposed to be amended and restated, attached to this proxy statement as Appendix A.

Purpose. The purpose of the 2006 Plan is to promote the Company’s success by linking the personal interests of its employees, officers, directors and consultants to those of its stockholders, and by providing participants with an incentive for outstanding performance.

Administration. The 2006 Plan is administered by the Compensation Committee of the Board of Directors, which has the authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2006 Plan; and make all other decisions and determinations that may be required under the 2006 Plan. The Board of Directors may from time to time reserve to its independent members (those directors who qualify at any given time as “independent” directors under Section 303A of the NYSE Listed Company Manual, “non-employee” directors under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and “outside” directors under Code Section 162(m)), as a group, any or all of the authority of the Compensation Committee under the 2006 plan for all purposes other than the grant of awards to the Chief Executive Officer of performance-based awards that entail the setting of goals and objectives and the evaluation of performance against such goals and objectives. In addition, the full Board of Directors may at any time administer the 2006 Plan. If it does so, it will have all the powers of the Compensation Committee under the 2006 Plan.

Shares Available for Awards. The proposed Share Authorization Amendment would increase the number of shares that may be issued under the 2006 Plan by 6,000,000 shares. After giving effect to the Share Authorization Amendment, the aggregate number of shares of Common Stock reserved and available for future issuance pursuant to awards granted under the 2006 Plan on and after June 4, 2012 will be (i) 6,000,000 shares, plus (ii) the number of shares remaining available for issuance under the 2006 Plan as of June 4, 2012, plus (iii) a number of additional shares underlying awards outstanding under the 2006 Plan as of June 4, 2012 and under the 2000 Plan as of the date the 2006 Plan was initially approved by stockholders that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason. The maximum number of shares that may be issued upon exercise of incentive stock options granted under the 2006 Plan is 3,000,000.

Share Counting. For awards granted on or after June 6, 2008 shares underlying options and stock appreciation rights count as one share, and shares underlying all other awards count as 1.9 shares, against the number of shares available for issuance under the 2006 Plan. Since June 6, 2008, (i) shares withheld from an award to satisfy tax withholding requirements, (ii) shares delivered or withheld to pay the exercise price of an option, and (iii) the full number of shares underlying stock appreciation rights, rather than the net number of shares actually issued, are counted against the 2006 Plan share reserve. The 2006 Plan provides that (a) shares subject to awards that terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason, and (b) shares underlying awards that are ultimately settled in cash, will again be available for future grants of awards under the 2006 Plan.

Eligibility. The 2006 Plan permits the grant of incentive awards to employees, officers, directors and consultants of the Company and its affiliates as selected by the Compensation Committee. As of March 31, 2012, the number of eligible participants was approximately 8,570. The number of eligible participants may increase over time based upon future growth of the Company and its affiliates.

Awards to Non-Employee Directors. Awards granted to the Company’s non-employee directors will be made only in accordance with the terms, conditions and parameters of the Company’s director compensation plan, or any successor plan, program or policy for the compensation of non-employee directors as in effect from time to time, and the Compensation Committee may not make discretionary grants under the director compensation plan to non-employee directors.

Permissible Awards. The 2006 Plan authorizes the granting of awards in any of the following forms:

•

stock options that give the holder the right to purchase shares of our Common Stock at a price not less than the fair market value at grant, which may be designated under the Code as nonstatutory stock options (which may be granted to all participants) or incentive stock options (which may be granted to officers and employees but not to non-employee directors);

•

stock appreciation rights, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award certificate) between the fair market value per share of our Common Stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of a share of our Common Stock as of the grant date);

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee;

•

restricted or deferred stock units, which represent the right to receive shares of Common Stock (or an equivalent value in cash or other property, as specified in the award certificate) at a designated time in the future;

•

performance awards, which are awards payable in cash or stock upon the attainment of specified performance goals (any award that may be granted under the 2006 Plan may be granted in the form of a performance award);

•	dividend equivalents, which entitle the participant to payments (or an equivalent value payable in stock or other property) equal to any dividends paid on the shares of stock underlying an award;

•	other stock-based awards in the discretion of the Compensation Committee, including unrestricted stock grants; and

•	cash-based awards, including performance-based annual bonus awards.

Limitations on Individual Awards. The maximum number of shares of Common Stock that may be covered by options and stock appreciation rights granted under the 2006 Plan to any one person during any one calendar year is 600,000. The maximum number of shares of Common Stock that may be granted under the 2006 Plan in the form of performance-based full-value awards (such as restricted stock, restricted stock units, deferred stock units, performance shares or other stock-based awards other than options or stock appreciation rights) under the 2006 Plan to any one person during any one calendar year is 600,000. The aggregate dollar value of any cash-based award that may be paid to any one participant during any one calendar year under the 2006 Plan is $10,000,000.

Performance Goals. All options and stock appreciation rights granted under the 2006 Plan are intended to be exempt from the $1,000,000 deduction limit imposed by Code Section 162(m) for certain executives. The

Compensation Committee may designate any other award granted under the 2006 Plan as a qualified performance-based award to make the award fully deductible without regard to the $1,000,000 deduction limit imposed by Code Section 162(m). If an award is so designated, the Compensation Committee must establish objectively determinable performance goals for the award based on one or more business criteria approved by stockholders. The business criteria may be expressed in terms of company-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, region, department or function within the Company or an affiliate, as well as to an external peer group or index. Additionally, the Committee may provide for the inclusion or exclusion of certain items in the evaluation of performance. The following criteria are identified in the 2006 Plan:

—	Revenue

—	Sales

—	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures)

—	Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures)

—	Net income (before or after taxes, operating income or other income measures)

—	Cash (cash flow, cash generation or other cash measures)

—	Stock price or performance

—	Total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price)

—	Economic value added

—	Return measures (including, but not limited to, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales);

—	Market share

—	Improvements in capital structure

—	Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures)

—	Business expansion or consolidation (acquisitions and divestitures)

—	Internal rate of return or increase in net present value

—	Working capital targets relating to inventory and/or accounts receivable

—	Productivity measures

—	Cost reduction measures

—	Capital structure optimization

—	Strategic plan development and implementation

Limitations on Transfer; Beneficiaries. A participant may not assign or transfer an award other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. The Compensation Committee may permit other transfers where it concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards. Notwithstanding the foregoing, the 2006 Plan precludes transfers of awards for value. A participant may, in the manner determined by the Compensation Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Acceleration Upon Certain Events. Unless otherwise provided in an award certificate or any special plan document or separate agreement governing an award:

•

If a participant’s service terminates by reason of death or disability, (i) all of that participant’s outstanding options and stock appreciation rights will become fully exercisable, (ii) all time-based vesting restrictions on such participant’s outstanding awards shall lapse, and (iii) the target payout opportunities attainable under all of that participant’s outstanding performance-based awards shall be deemed to have been fully earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level, and there will be a payout of such awards to that participant or his or her estate within 30 days after the date of termination (unless a later date is otherwise required under the 2006 Plan in order for such payment to be under Code Section 409A)..

•

Upon a change in control, and except with respect to any awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control: (a) all outstanding service-based awards will become fully vested and exercisable, as applicable, and (b) all outstanding performance-based awards will become fully vested, with the level of such vested amount to be determined based on an assumed achievement of performance goals at “target” levels, and there will be a payout of such awards within 30 days after the date of the change in control (or, if later, the first date that such payment may be made without triggering additional taxes under Code Section 409A).

•

With respect to any awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control: if within two years after the effective date of the change in control, a participant’s employment is terminated without cause (or if the participant resigns for “good reason” as provided in any employment, severance or similar agreement), then (a) all of that participant’s outstanding service-based awards will become fully vested, and (b) all of that participant’s outstanding performance-based awards will be earned on a pro-rata basis based on actual performance through the end of the performance period, and there will be a payout of such awards to the participant within 30 days after the amount earned has been determined (or, if later, the first date that such payment may be made without triggering additional taxes of Section 409A under the Code).

In addition, the Compensation Committee may, in its discretion, accelerate the vesting and/or payment of awards upon the retirement or termination of service of a participant for any other reason or upon the occurrence of a change in control. The Compensation Committee may discriminate among participants or among awards in exercising such discretion.

Adjustments. In the event of a transaction between the Company and its stockholders that causes the per-share value of its Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the 2006 Plan will be adjusted proportionately, and the Compensation Committee shall make such adjustments to the 2006 Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend, or a combination or consolidation of the outstanding Common Stock into a lesser number of shares, the authorization limits under the 2006 Plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price. The 2006 Plan permits discretionary adjustments for mergers, business combinations and the like (which are not equity restructurings), and permits discretionary adjustments in the context of equity restructurings where the adjustment is for a purpose other than equalizing the award’s value immediately before and after the equity restructuring. Any such discretionary adjustments are subject to the amendment and modification provisions of the 2006 Plan, as described below under “Termination and Amendment.”

Termination and Amendment. The Board of Directors or the Compensation Committee may, at any time and from time to time, terminate or amend the 2006 Plan, but if an amendment would constitute a material amendment requiring stockholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to stockholder approval. In addition, the Board of Directors or the Compensation Committee may condition any amendment on the approval of stockholders for any other reason.

The Compensation Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by the stockholders or subject to an adjustment as provided in the 2006 Plan, the exercise price of an outstanding option or base price of a stock appreciation right may not be reduced, directly or indirectly, and the original term of an option may not be extended. No termination or amendment of an outstanding award under the 2006 Plan may, without the written consent of the participant, reduce or diminish the value of an award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination.

Prohibition on Repricing. As indicated above under “Termination and Amendment,” outstanding stock options and stock appreciation rights cannot be repriced, directly or indirectly, without the prior consent of Roper’s stockholders. The exchange of an “underwater” option (i.e., an option having an exercise price in excess of the current market value of the underlying stock) for another award would be considered an indirect repricing and would, therefore, require the prior consent of Roper’s stockholders.

Code Section 409A Amendments. To facilitate compliance with Code Section 409A, the 2006 Plan also includes provisions that:

•

clarify that eligible participants who are service providers to an affiliate of the Company may be granted Options or stock appreciation rights under the 2006 Plan only if the affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of the final regulations under Code Section 409A;

•	prohibit the deferral of income in connection with options or stock appreciation rights other than the deferral of recognition of income until the later of the exercise or disposition of the award;

•	provide a mechanism for determining the order of application of certain possible separation pay exemptions from Code Section 409A;

•

impose a six-month delay in payment of any non-exempt deferred compensation under the 2006 Plan to any “specified employee” under circumstances that would otherwise result in the imposition of additional taxes under Code Section 409A; and

•	provide procedures for determining “specified employees” under the 2006 Plan for purposes of the six-month delay requirement.

Certain U.S. Federal Income Tax Effects

The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the 2006 Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State, local and non-U.S. income tax consequences are not discussed, and may vary from locality to locality.

Nonstatutory Stock Options.    There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonstatutory stock option under the 2006 Plan. When the optionee exercises a nonstatutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the option over the exercise price, and the Company will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the shares received upon exercise of an option will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options.    There will be no federal income tax consequences to the optionee or to the Company upon the grant or exercise of an incentive stock option. If the optionee holds the shares received upon exercise of the option for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the shares received upon exercise of the option will be taxed as long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the optionee disposes of the shares received upon exercise of the option in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the shares received upon exercise of the option at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

Stock Appreciation Rights.    A participant receiving a stock appreciation right under the 2006 Plan will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of stock received will be taxed as ordinary income to the participant and the Company will be allowed a corresponding federal income tax deduction at that time.

Restricted Stock.    Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable or is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock as of that date (less any amount he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Restricted or Deferred Stock Units.    A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a stock unit award is granted. Upon receipt of shares of stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount he or she paid for the stock or property), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Performance Awards.    A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a performance award is granted (for example, when the performance goals are established). Upon receipt of cash, stock or other property in settlement of a performance award, the participant will recognize ordinary income equal to the cash, stock or other property received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Code Section 162(m).    Code Section 162(m) disallows the deduction for federal income tax purposes of certain annual compensation paid to the Chief Executive Officer and the three other most highly compensated executive officers (other than the Chief Financial Officer) of a publicly held corporation in excess of $1,000,000 per executive. Compensation that qualified as performance-based compensation is not subject to such limit. As noted above under “Performance Goals,” the 2006 Plan has been designed to allow for awards that will satisfy the requirements applicable to performance-based compensation under Code Section 162(m). Stockholders approved the performance goals currently used by the Compensation Committee at the 2008 Annual Meeting of Stockholders and will reapprove the performance goals for 162(m) purposes if they approve the 2006 Plan, as amended, at the 2012 Annual Meeting of Stockholders. The Company is not seeking to change the current performance goals.

Code Section 409A.    The 2006 Plan permits the grant of various types of incentive awards, which may or may not be exempt from Code Section 409A. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted stock awards, stock options and stock appreciation rights that comply with the terms of the 2006 Plan, are designed to be exempt from the application of Code Section 409A. Restricted and deferred stock units granted under the 2006 Plan would be subject to Code Section 409A unless they are designed to satisfy the short-term deferral exemption. If not exempt, such awards must be specially designed to meet the requirements of Code Section 409A to avoid early taxation and penalties.

Tax Withholding.    The Company has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the 2006 Plan.

New Plan Benefits

Awards to be made under the 2006 Plan, as amended and restated, are not determinable because they are granted at the sole discretion of the Compensation Committee. Awards granted in 2011 to the named executive officers are set forth above in the section captioned “Executive Compensation.”

The Board of Directors recommends that the stockholders approve the 2006 Plan, as amended and restated. If the amended and restated 2006 Plan is not approved, we will continue to rely on the 2006 Plan as in effect prior to the March 15, 2012 Board of Directors action, and future grants of performance-based awards intended to be fully deductible under with Code Section 162(m) will be made under the existing 2006 Plan.

The Board of Directors recommends a vote “FOR” approval of the Roper Industries, Inc. 2006 Incentive Plan, as amended and restated June 4, 2012.

Equity Compensation Plan Information

The following table provides information as of December 31, 2011 regarding our compensation plans under which our equity securities are authorized for issuance.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity Compensation Plans Approved by Shareholders(1)	4,549,506	$52.15	2,353,051
Equity Compensation Plans Not Approved by Shareholders	—	-	—

Total	4,549,506	$52.15	2,353,051

(1) Consists of the 1991 Stock Option Plan, the Amended and Restated 2000 Plan, the 1993 Stock Plan for Non-Employee Directors (no additional equity awards may be granted under these three plans) and the 2006 Plan

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT

OF PRICEWATERHOUSECOOPERS LLP AS

OUR INDEPENDENT REGISTERED ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2012

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered accounting firm for the year ending December 31, 2012. The Board of Directors recommends that the stockholders ratify this appointment. PwC has been the Company’s independent auditor since May 2002. One or more representatives of PwC are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they so desire, and to respond to appropriate questions of stockholders in attendance. If this proposal does not pass, the selection of our independent registered accounting firm will be reconsidered by the Audit Committee and the Board of Directors. Even if the proposal passes, the Audit Committee may decide to select another firm at any time.

The Board of Directors recommends a vote “FOR” approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for the year ending December 31, 2012.

INDEPENDENT PUBLIC ACCOUNTANTS

Set forth below are the professional fees billed by PwC for the fiscal years ended December 31, 2011 and 2010. It is the Audit Committee’s policy that all services performed by and all fees paid to the independent auditor require the Audit Committee’s prior approval. As such, all audit, audit-related tax and other fees were pre-approved by the Audit Committee.

	Dollars in Thousands
Fees	FY 2011	FY 2010

Audit Fees(1)	$3,729	$3,270
Audit-Related Fees(2)	232	205
Tax Fees(3)	754	715
All Other Fees	24	28

Total Fees	$4,739	$4,218

(1)

Aggregate fees from PwC for audit or review services in accordance with the standards of the Public Company Oversight Board (United States) and fees for services, such as statutory audits and review of documents filed with SEC. Audit fees also include fees paid in connection with services required for compliance with Section 404 of the Sarbanes-Oxley Act.

(2)	Aggregate fees from PwC for assurance and related services which primarily include due diligence on acquisition targets.

(3)	Tax fees include tax compliance, assistance with tax audits, tax advice and tax planning.

INFORMATION REGARDING THE

2013 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to present a proposal for consideration for inclusion in the Proxy Statement for the 2013 Annual Meeting of Stockholders, the proposal must be received at Roper’s corporate offices at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attn: Secretary, no later than December 31, 2012. All proposals must conform to the rules and regulations of the SEC.

A stockholder may also nominate directors or have other business brought before the 2013 Annual Meeting of Stockholders by submitting the nomination or proposal between February 4, 2013 and March 6, 2013, in accordance with Roper’s By-laws. The nomination or proposal must be delivered to Roper’s corporate offices at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attention: Secretary.

For any stockholder proposal not submitted for inclusion in the Proxy Statement for Roper’s 2013 Annual Meeting of Stockholders but intended to be presented directly at that annual meeting (other than the nomination of a director candidate), the notice must include the text of the proposal; a brief statement of the reasons why the stockholder favors the proposal; the stockholder’s name and address; the number and class of all shares of each class of Company stock owned of record and beneficially by the stockholder (and any beneficial owner on whose behalf the proposal is made); a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder (and any beneficial owner on whose behalf the proposal is made) with respect to the corporation’s securities; and if applicable, any material interest of such stockholder and such beneficial owner in the matter proposed (other than as a stockholder).

The notice to nominate any person for election as a director of the Company must include a written statement setting forth (i) the name of the person to be nominated; (ii) the number and class of all shares of each class of Company stock owned of record and beneficially by such person, as reported by such person to the stockholder; (iii) such other information regarding each nominee proposed by the stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if the nominee had been nominated by the Board of Directors; (iv) such person’s signed consent to serve as a director of the Company if elected; (v) such stockholder’s name and address; (vi) the number and class of all shares of each class of Company stock owned of record and beneficially by such stockholder (and any beneficial owner on whose behalf the nomination is made) and (vii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder (and any beneficial owner on whose behalf the proposal is made) with respect to the corporation’s securities.

With respect to matters not included in the Proxy Statement but properly presented at the Annual Meeting of Stockholders, management generally will be able to vote proxies in its discretion if it receives notice of the proposal during the period specified above and advises stockholders in the Proxy Statement for the 2013 Annual Meeting of Stockholders about the nature of the matter and how management intends to vote on the matter, unless the proponent of the stockholder proposal (a) provides Roper with a timely written statement that the proponent intends to deliver a proxy statement to at least the percentage of Roper’s voting shares required to carry the proposal, (b) includes the same statement in the proponent’s own proxy materials, and (c) provides Roper with a statement from a solicitor confirming that the necessary steps have been taken to deliver the proxy statement to at least the percentage of Roper’s voting shares required to carry the proposal.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be or is intended to be presented at the Annual Meeting. Should any further business come before the Annual Meeting or any adjourned Annual Meeting, it is the intention of the proxies named in the enclosed proxy to vote according to their best judgment.

By the Order of the Board of Directors

Brian D. Jellison

Dated: April 30, 2012	Chairman, President and Chief Executive Officer

APPENDIX A

ROPER INDUSTRIES, INC.

AMENDED AND RESTATED 2006 INCENTIVE PLAN

ROPER INDUSTRIES, INC.

AMENDED AND RESTATED 2006 INCENTIVE PLAN

i

ii

iii

ROPER INDUSTRIES, INC.

AMENDED AND RESTATED 2006 INCENTIVE PLAN

(June 4, 2012)

ARTICLE 1

PURPOSE

1.1. GENERAL. The purpose of the Roper Industries, Inc. Amended and Restated 2006 Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of Roper Industries, Inc. (the “Company”), by linking the personal interests of employees, officers, directors and consultants of the Company or any Affiliate (as defined below) to those of Company shareholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers, directors and consultants of the Company and its Affiliates.

ARTICLE 2

DEFINITIONS

2.1. DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a) “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

(b) “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Deferred Stock Unit Award, Performance Award, Dividend Equivalent Award, Other Stock-Based Award, Performance-Based Cash Awards, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(c) “Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Awards or series of Awards under the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined by the Board: gross neglect of duty, prolonged absence from duty without the consent of the Company, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company, or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company. With respect to a Participant’s termination of directorship, “Cause” means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law. The determination of the Committee as to the existence of “Cause” shall be conclusive on the Participant and the Company.

(f) “Change in Control” means and includes the occurrence of any one of the following events:

(1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 25% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change of Control: (i) any acquisition by a Person who is on the Effective Date the beneficial owner of 25% or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (v) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this definition; or

(2) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, and (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying final regulations.

(h) “Committee” means the committee of the Board described in Article 4.

(i) “Company” means Roper Industries, Inc., a Delaware corporation, or any successor corporation.

(j) “Continuous Status as a Participant” means the absence of any interruption or termination of service as an employee, officer, consultant or director of the Company or any Affiliate, as applicable; provided, however, that for purposes of an Incentive Stock Option “Continuous Status as a Participant” means the absence of any interruption or termination of service as an employee of the Company or any Parent or Subsidiary, as applicable, pursuant to applicable tax regulations. Continuous Status as a Participant shall not be considered interrupted in the case of any short-term disability or leave of absence authorized in writing by the Company prior to its commencement; provided, however, that for purposes of Incentive Stock Options, if any such leave exceeds 90 days, and the Participant’s reemployment upon expiration of such leave is not guaranteed by statute or contract, then on the 91st day of such leave any

Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

(k) “Covered Employee” means a covered employee as defined in Code Section 162(m)(3).

(l) “Deferred Stock Unit” means a right granted to a Participant under Article 10 to receive Shares of Stock (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections, which right may be subject to certain restrictions but is not subject to risk of forfeiture.

(m) “Disability” has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any Subsidiary of the Company for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an Incentive Stock Option, Disability means that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability will be made by the Committee and will be supported by advice of a physician competent in the area to which such Disability relates.

(n) “Dividend Equivalent” means a right granted to a Participant under Article 12.

(o) “Effective Date” has the meaning assigned such term in Section 3.1.

(p) “Eligible Participant” means an employee, officer, consultant or director of the Company or any Affiliate.

(q) “Exchange” means the New York Stock Exchange or any national securities exchange on which the Stock may from time to time be listed or traded.

(r) “Fair Market Value,” on any date, means (i) if the Stock is listed on a securities exchange, the closing sales price on such exchange on such date or, in the absence of reported sales on such date, the closing price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange, the means between the bid and offered prices of the Stock in the over-the-counter market on that date or the last business day prior to that date, as reported by the NASDAQ Stock Market, or, if not so reported, by a generally accepted reporting service, provided that if it is determined that the fair market value is not properly reflected by such quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable, with due consideration being given to the most recent independent appraisal of the Company, if such appraisal is not more than twelve months old, and the valuation methodology used in any such appraisal.

(s) “Full Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Stock.

(t) “Good Reason” has the meaning assigned such term in an employment, severance or similar agreement, if any, between a Participant and the Company or an Affiliate.

(u) “Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.

(v) “Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.

(w) “Independent Directors” means those members of the Board of Directors who qualify at any given time as “independent” directors under Section 303A of the New York Stock Exchange Listed Company Manual, “non-employee” directors under Rule 16b-3 of the 1934 Act, and “outside” directors under Section 162(m) of the Code.

(x) “Non-Employee Director” means a director of the Company who is not a common law employee of the Company or an Affiliate.

(y) “Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.

(z) “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(aa) “Other Stock-Based Award” means a right, granted to a Participant under Article 13, that relates to or is valued by reference to Stock or other Awards relating to Stock.

(bb) “Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

(cc) “Participant” means a person who, as an employee, officer, director or consultant of the Company or any Affiliate, has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 14.4 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

(dd) “Performance Award” means Performance Shares or Performance Units or Performance-Based Cash Awards granted pursuant to Article 9.

(ee) “Performance-Based Cash Award” means a right granted to a Participant under Article 9 to a cash award to be paid upon achievement of such performance goals as the Committee establishes with regard to such Award.

(ff) “Performance Share” means any right granted to a Participant under Article 9 to a unit to be valued by reference to a designated number of Shares to be paid upon achievement of such performance goals as the Committee establishes with regard to such Performance Share.

(gg) “Performance Unit” means a right granted to a Participant under Article 9 to a unit valued by reference to a designated amount of cash or property other than Shares, to be paid to the Participant upon achievement of such performance goals as the Committee establishes with regard to such Performance Unit.

(hh) “Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.

(ii) “Plan” means this Roper Industries, Inc. Amended and Restated 2006 Incentive Plan, as further amended from time to time.

(jj) “Qualified Performance-Based Award” means an Award that is either (i) intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Business Criteria as set forth in Section 11.2, or (ii) an Option or SAR having an exercise price equal to or greater than the Fair Market Value of the underlying Stock as of the Grant Date.

(kk) “Qualified Business Criteria” means one or more of the Business Criteria listed in Section 11.2 upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

(ll) “Restricted Stock Award” means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.

(mm) “Restricted Stock Unit Award” means the right granted to a Participant under Article 10 to receive shares of Stock (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.

(nn) “Retirement” means a Participant’s voluntary termination of employment with the Company or an Affiliate after attaining any normal or early retirement age specified in any pension, profit sharing or other retirement program sponsored by the Company, or, in the event of the inapplicability thereof with respect to the Participant in question, after attaining age 65 with at least five years of service with the Company or its Affiliates.

(oo) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

(pp) “Shares” means shares of the Company’s Stock. If there has been an adjustment or substitution pursuant to Section 15.1, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted pursuant to Section 15.1.

(qq) “Stock” means the $0.01 par value Common Stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 15.

(rr) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the grant price of the SAR, all as determined pursuant to Article 8.

(ss) “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

(tt) “1933 Act” means the Securities Act of 1933, as amended from time to time.

(uu) “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 3

EFFECTIVE TERM OF PLAN

3.1. EFFECTIVE DATE. The Plan first became effective on June 28, 2006, the date that it was approved by the shareholders of the Company (the “Effective Date”).

3.2. TERMINATION OF PLAN. The Plan shall terminate on the tenth anniversary of the Effective Date unless earlier terminated as provided herein. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination.

ARTICLE 4

ADMINISTRATION

4.1. COMMITTEE. The Plan shall be administered by a Committee appointed by the Board (which Committee shall consist of at least two directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that at least two of the directors appointed to serve on the Committee shall be Independent Directors and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award (i) are persons subject to the short-swing profit rules of Section 16 of the 1934 Act, or (ii) are reasonably anticipated to become Covered Employees during the term of the Award. However, the mere fact that a Committee member shall fail to qualify as an Independent Director or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.

4.2. ACTION AND INTERPRETATIONS BY THE COMMITTEE. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

4.3. AUTHORITY OF COMMITTEE. Except as provided below, the Committee has the exclusive power, authority and discretion to:

(a) Grant Awards;

(b) Designate Participants;

(c) Determine the type or types of Awards to be granted to each Participant;

(d) Determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate;

(e) Determine the terms and conditions of any Award granted under the Plan, including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

(f) Accelerate the vesting, exercisability or lapse of restrictions of any outstanding Award in accordance with Article 11 or 14;

(g) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(h) Prescribe the form of each Award Certificate, which need not be identical for each Participant;

(i) Decide all other matters that must be determined in connection with an Award;

(j) Establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(k) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(l) Amend the Plan or any Award Certificate as provided herein; and

(m) Adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in such other jurisdictions and to meet the objectives of the Plan.

Notwithstanding the foregoing:

(1) Grants of Awards to Non-Employee Directors hereunder shall be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of Non-Employee Directors as in effect from time to time, and the Committee may not make discretionary grants hereunder to Non-Employee Directors.

(2) The Board or the Committee may, by resolution, expressly delegate to a special committee, consisting of one or more directors who are also officers of the Company, the authority, within specified parameters, to (i) designate officers, employees and/or consultants of the Company or any of its Affiliates to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to an officer of the Company may not be made with respect to the grant of Awards to eligible participants (a) who are subject to Section 16(a) of the 1934 Act at the Grant Date, or (b) who as of the Grant Date are reasonably anticipated to be become Covered Employees during the term of the Award. The acts of such delegates shall be treated hereunder as acts of the Board and such delegates shall report regularly to the Board and the Compensation Committee regarding the delegated duties and responsibilities and any Awards so granted.

(3) The Board may from time to time reserve to the Independent Directors, as a group, any or all of the authority and responsibility of the Committee under the Plan for any and all purposes other than the grant to the Chief Executive Officer of the Company of performance-based Awards that entail the setting of goals and objectives and the evaluation of performance against such goals and objectives. To the extent and during such time as the Board has so reserved any authority and responsibility, the Independent Directors shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.3) shall include the Independent Directors. To the extent any action of the Independent Directors under the Plan made within such authority conflicts with actions taken by the Committee, the actions of the Independent Directors shall control.

4.4. AWARD CERTIFICATES. Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1. NUMBER OF SHARES. Subject to adjustment as provided in Sections 5.2 and 15.1, after giving effect to Plan amendments, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be (i) 14,000,000*, plus (ii) the number of Shares remaining available for issuance under the Company’s Amended and Restated 2000 Incentive Plan (the “2000 Plan”) but not subject to outstanding awards as of the Effective Date, plus (iii) a number of additional Shares underlying awards outstanding as of the Effective Date under the 2000 Plan that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason after the Effective Date. The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 3,000,000.

5.2. SHARE COUNTING.

(a) Awards of Options and Stock Appreciation Rights granted on or after June 6, 2008 shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as 1 Share for each Share covered by such Awards, and Full Value Awards granted on or after June 4, 2012 shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as 1.90 Shares for each Share covered by such Awards.

(b) From and after June 6, 2008, the full number of Shares subject to an Option shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, even if the exercise price of the Option is satisfied through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation).

(c) From and after June 6, 2008, upon exercise of Stock Appreciation Rights that are settled in Shares, the full number of Stock Appreciation Rights (rather than the net number of Shares actually delivered upon exercise) shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.

* The aggregate number consists of 3,000,000 shares originally authorized, plus 5,000,000 shares (from the June 6, 2008 amendment), plus 6,000,000 (from the June 4, 2012 amendment)

(d) From and after June 6, 2008, Shares withheld from an Award to satisfy tax withholding requirements shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, and Shares delivered by a Participant to satisfy tax withholding requirements shall not be added to the Plan share reserve.

(e) To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares subject to the Award will again be available for issuance pursuant to Awards granted under the Plan.

(f) Shares subject to Awards settled in cash will again be available for issuance pursuant to Awards granted under the Plan.

(g) Substitute Awards granted pursuant to Section 14.11 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.

5.3. STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4. LIMITATION ON INDIVIDUAL AWARDS. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 15.1): (i) the maximum number of Shares with respect to one or more Options and/or SARs that may be granted during any one 12-month period under the Plan to any one Participant is 600,000; (ii) the maximum aggregate grant with respect to performance-based Awards of Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares or other Stock-Based Awards (other than Options or SARs) granted in any one 12-month period to any one Participant is 600,000; and (iii) the aggregate dollar value of any Performance-Based Cash Award or other cash-based award that may be paid to any one Participant during any one 12-month period under the Plan is $10,000,000.

ARTICLE 6

ELIGIBILITY

6.1. GENERAL. Awards may be granted only to Eligible Participants; except that Incentive Stock Options may be granted to only to Eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A.

ARTICLE 7

STOCK OPTIONS

7.1. GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a) EXERCISE PRICE. The exercise price per Share under an Option shall be determined by the Committee, provided that the exercise price for any Option (other than an Option issued as a substitute Award pursuant to Section 14.11) shall not be less than the Fair Market Value as of the Grant Date.

(b) PROHIBITION ON REPRICING. Except as otherwise provided in Article 15, the exercise price of an Option may not be reduced, directly or indirectly by cancellation and regrant, by cancellation of an Option with an exercise price above the then-current Fair Market Value in exchange for cash or otherwise, without the prior approval of the shareholders of the Company.

(c) TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(e). The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested.

(d) PAYMENT. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, Shares, or other property (including net share settlements), and the methods by which Shares shall be delivered or deemed to be delivered to Participants.

(e) EXERCISE TERM. In no event may any Option be exercisable for more than ten years from the Grant Date.

(f) NO DEFERRAL FEATURE. No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the later of the exercise or disposition of the Option.

7.2. INCENTIVE STOCK OPTIONS. The terms of any Incentive Stock Options granted under the Plan must comply with the requirements of Section 422 of the Code. If all of the requirements of Section 422 of the Code are not met, the Option shall automatically become a Nonstatutory Stock Option.

ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1. GRANT OF STOCK APPRECIATION RIGHTS. The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(a) STAND-ALONE AND TANDEM STOCK APPRECIATION RIGHTS. Stock Appreciation Rights granted under the Plan may, in the discretion of the Committee, be granted either alone or in tandem with an Option granted under the Plan.

(b) RIGHT TO PAYMENT. Upon the exercise of a Stock Appreciation Right, the Participant to whom it is granted has the right to receive the excess, if any, of:

(1) The Fair Market Value of one Share on the date of exercise; over

(2) The base price of the Stock Appreciation Right as determined by the Committee, which shall not be less than the Fair Market Value of one Share on the Grant Date.

(c) PROHIBITION ON REPRICING. Except as otherwise provided in Article 15, the base price of a Stock Appreciation Right may not be reduced, directly or indirectly by cancellation and regrant or otherwise, without the prior approval of the shareholders of the Company.

(d) EXERCISE TERM. In no event may any Stock Appreciation Right be exercisable for more than ten years from the Grant Date.

(e) NO DEFERRAL FEATURE. No Stock Appreciation Right shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the later of the exercise or disposition of the Stock Appreciation Right.

(f) OTHER TERMS. All Stock Appreciation Rights shall be evidenced by an Award Certificate. Subject to the limitations of this Article 8, the terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any Stock Appreciation Right shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Certificate.

ARTICLE 9

PERFORMANCE AWARDS

9.1. GRANT OF PERFORMANCE AWARDS. The Committee is authorized to grant Performance Shares, Performance Units or Performance-Based Cash Awards to Participants on such terms and conditions as may be selected by the Committee. The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to Section 5.4, and to designate the provisions of such

Performance Awards as provided in Section 4.3. All Performance Awards shall be evidenced by an Award Certificate or a written program established by the Committee, pursuant to which Performance Awards are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

9.2. PERFORMANCE GOALS. The Committee may establish performance goals for Performance Awards which may be based on any criteria selected by the Committee. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the participant in an amount determined by the Committee. The foregoing two sentences shall not apply with respect to a Performance Award that is intended to be a Qualified Performance-Based Award if the recipient of such award (a) was a Covered Employee on the date of the modification, adjustment, change or elimination of the performance goals or performance period, or (b) in the reasonable judgment of the Committee, may be a Covered Employee on the date the Performance Award is expected to be paid.

9.3. RIGHT TO PAYMENT. The grant of a Performance Share to a Participant will entitle the Participant to receive at a specified later time a specified number of Shares, or the equivalent cash value if the Committee so provides, if the performance goals established by the Committee are achieved and the other terms and conditions thereof are satisfied. The grant of a Performance Unit to a Participant will entitle the Participant to receive at a specified later time a specified dollar value in cash or other property (including Shares) as determined by the Committee, variable under conditions specified in the Award, if the performance goals in the Award are achieved and the other terms and conditions thereof are satisfied. The grant of a Performance-Based Cash Award to a Participant will entitle the Participant to receive at a specified later time a specified dollar value in cash variable under conditions specified in the Award, if the performance goals in the Award are achieved and the other terms and conditions thereof are satisfied. The Committee shall set performance goals and other terms or conditions to payment of the Performance Awards in its discretion which, depending on the extent to which they are met, will determine the value of the Performance Awards that will be paid to the Participant.

9.4. OTHER TERMS. Performance Awards may be payable in cash, Stock, or other property in the discretion of the Committee, and have such other terms and conditions as determined by the Committee and reflected in the Award Certificate. For purposes of determining the number of Shares to be used in payment of a Performance Award denominated in cash but payable in whole or in part in Shares or Restricted Stock, the number of Shares to be so paid will be determined by dividing the cash value of the Award to be so paid by the Fair Market Value of a Share on the date of determination by the Committee of the amount of the payment under the Award, or, if the Committee so directs, the date immediately preceding the date the Award is paid.

ARTICLE 10

RESTRICTED STOCK, RESTRICTED STOCK UNITS AND DEFERRED STOCK UNITS

10.1. GRANT OF RESTRICTED STOCK, RESTRICTED STOCK UNITS AND DEFERRED STOCK UNITS. The Committee is authorized to make Awards of Restricted Stock, Restricted Stock Units or Deferred Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.

10.2. ISSUANCE AND RESTRICTIONS. Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose

(including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except as otherwise provided in an Award Certificate or any special Plan document governing an Award, the Participant shall have all of the rights of a shareholder with respect to the Restricted Stock, and the Participant shall have none of the rights of a shareholder with respect to Restricted Stock Units or Deferred Stock Units until such time as Shares of Stock are paid in settlement of the Restricted Stock Units or Deferred Stock Units. Unless otherwise provided in the applicable Award Certificate, Awards of Restricted Stock will be entitled to full dividend rights and any dividends paid thereon will be paid or distributed to the holder no later than the end of the calendar year in which the dividends are paid to shareholders or, if later, the 15th day of the third month following the date the dividends are paid to shareholders.

10.3. FORFEITURE. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Status as a Participant during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide in any Award Certificate that restrictions or forfeiture conditions relating to Restricted Stock or Restricted Stock Units will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock or Restricted Stock Units. Awards of Deferred Stock Units shall be fully vested at the time of grant and shall not be subject to forfeiture.

10.4. DELIVERY OF RESTRICTED STOCK. Shares of Restricted Stock shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

ARTICLE 11

QUALIFIED PERFORMANCE-BASED AWARDS

11.1. OPTIONS AND STOCK APPRECIATION RIGHTS. The provisions of the Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Covered Employee shall qualify for the Section 162(m) Exemption; provided that the exercise or base price of such Award is not less than the Fair Market Value of the Shares on the Grant Date.

11.2. OTHER AWARDS. When granting any other Award, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify for the Section 162(m) Exemption. If an Award is so designated, the Committee shall establish performance goals for such Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Business Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an Affiliate or a division, region, department or function within the Company or an Affiliate:

—Revenue

—Sales

—Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate     profit measures)

—Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures)

—Net income (before or after taxes, operating income or other income measures)

—Cash (cash flow, cash generation or other cash measures)

—Stock price or performance

—Total shareholder return (stock price appreciation plus reinvested dividends divided by beginning     share price)

—Economic value added

—Return measures (including, but not limited to, return on assets, capital, equity, investments or     sales, and cash flow return on assets, capital, equity, or sales);

—Market share

—Improvements in capital structure

—Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures)

—Business expansion or consolidation (acquisitions and divestitures)

—Internal rate of return or increase in net present value

—Working capital targets relating to inventory and/or accounts receivable

—Productivity measures

—Cost reduction measures

—Capital structure optimization

—Strategic plan development and implementation

Performance goals with respect to the foregoing Qualified Business Criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to an established or specially-created performance index of Company competitors or peers. Any member of an index that disappears during a measurement period shall be disregarded for the entire measurement period. Performance Goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).

11.3. PERFORMANCE GOALS. Each Qualified Performance-Based Award (other than a market-priced Option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Business Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided, however, that the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived, in whole or in part, upon (i) the termination of employment of a Participant by reason of death or Disability, or (ii) the occurrence of a Change in Control. Performance periods established by the Committee for any such Qualified Performance-Based Award may be as short as three months and may be any longer period. In addition, the Committee may reserve the right, in connection with the grant of a Qualified Performance-Based Award, to exercise negative discretion to determine that the portion of such Award actually earned, vested and/or payable (as applicable) shall be less than the portion that would be earned, vested and/or payable based solely upon application of the applicable performance goals.

11.4. INCLUSIONS AND EXCLUSIONS FROM PERFORMANCE CRITERIA. The Committee may provide in any Qualified Performance-Based Award that any evaluation of performance will include or exclude any of the following that occur during the performance period: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the

Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

11.5. CERTIFICATION OF PERFORMANCE GOALS. Any payment of a Qualified Performance-Based Award granted with performance goals pursuant to Section 11.3 above shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. Except as specifically provided in Section 11.3, no Qualified Performance-Based Award held by a Covered Employee or by an employee who in the reasonable judgment of the Committee may be a Covered Employee on the date of payment, may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Business Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

11.6. AWARD LIMITS. Section 5.4 sets forth the maximum number of Shares or dollar value that may be granted in any one-year period to a Participant in designated forms of Qualified Performance-Based Awards.

ARTICLE 12

DIVIDEND EQUIVALENTS

12.1. GRANT OF DIVIDEND EQUIVALENTS. The Committee is authorized to grant Dividend Equivalents to Participants with respect to Awards granted hereunder, subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments equal to dividends with respect to all or a portion of the number of Shares subject to an Award, as determined by the Committee. The Committee may provide that Dividend Equivalents be paid or distributed when accrued or be deemed to have been reinvested in additional Shares, or otherwise reinvested.

ARTICLE 13

STOCK OR OTHER STOCK-BASED AWARDS

13.1. GRANT OF STOCK OR OTHER STOCK-BASED AWARDS. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.

ARTICLE 14

PROVISIONS APPLICABLE TO AWARDS

14.1. TERM OF AWARD. The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Option or a Stock Appreciation Right exceed a period of ten years from its Grant Date (or, where required by Code Section 422 in the case of certain Incentive Stock Options, five years from its Grant Date).

14.2. FORM OF PAYMENT FOR AWARDS. Subject to the terms of the Plan and any applicable law or Award Certificate, payments or transfers to be made by the Company or an Affiliate on the grant or exercise of an Award may be made in such form as the Committee determines at or after the Grant Date, including without limitation, cash, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

14.3. LIMITS ON TRANSFER. No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers (other than transfers for value) where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.

14.4. BENEFICIARIES. Notwithstanding Section 14.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death by filing a beneficiary designation form, in such form as determined by the Committee, with the Company. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made in accordance with applicable law. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed.

14.5. STOCK CERTIFICATES. All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

14.6. ACCELERATION UPON DEATH OR DISABILITY. Except as otherwise provided in the Award Certificate or any special Plan document governing an Award, upon the termination of a person’s Continuous Status as a Participant by reason of death or Disability, (i) all of such Participant’s outstanding Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) all time-based vesting restrictions on the Participant’s outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under all of such Participant’s outstanding performance-based Awards shall be deemed to have been fully earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level and there shall be a pro rata payout to the Participant or his or her estate within thirty (30) days following the date of termination (unless a later date is required by Section 17.4 hereof) based upon the length of time within the performance period that has elapsed prior to the date of termination. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

14.7. EFFECT OF A CHANGE IN CONTROL. The provisions of this Section 14.7 shall apply in the case of a Change in Control, unless otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award.

(a) Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (i) outstanding Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) time-based vesting restrictions on outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under all outstanding performance-based Awards shall be deemed to have been fully earned as of the date of the Change in Control based upon an assumed achievement of all relevant performance goals at the “target” level and, subject to Section 17.4, there shall be a pro rata payout to Participants within thirty (30) days following the date of the Change in Control (unless a later date is required by Section 17.4 hereof) based upon the length of time within the performance period that has elapsed prior to the date of the Change in Control. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

(b) Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with a Change in Control: if within two years after the effective date of the Change in Control, a Participant’s employment is terminated without Cause or (subject to the following sentence) the Participant resigns for Good Reason, then (i) all of that Participant’s outstanding Options, SARs and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) all time-based vesting restrictions on the his or her outstanding Awards shall lapse, and (iii) the payout opportunities attainable under all of such Participant’s outstanding performance-based Awards shall be earned based on actual performance through the end of the performance period, and there shall be a pro rata payout to the Participant or his or her estate within 30 days after the amount earned has been determined (unless a later date is required by Section 17.4 hereof) based upon the length of time within the performance period that has elapsed prior to the date of termination. With regard to each Award, a Participant shall not be considered to have resigned for Good Reason unless either (i) the Award Certificate includes such provision or (ii) the Participant is party to an employment, severance or similar agreement with the Company or an Affiliate that includes provisions in which the Participant is permitted to resign for Good Reason. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

14.8. ACCELERATION FOR ANY OTHER REASON. Regardless of whether an event has occurred as described in Section 14.6 or 14.7 above, and subject to Section 11.3 as to Qualified Performance-Based Awards, the Committee may in its sole discretion at any time determine that, upon the termination of service of a Participant, or the occurrence of a Change in Control, all or a portion of such Participant’s Options, SARs and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, that all or a part of the restrictions on all or a portion of the Participant’s outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards held by that Participant shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 14.8.

14.9. EFFECT OF ACCELERATION. If an Award is accelerated under Section 14.6, 14.7 or 14.8, the Committee may, in its sole discretion, provide (i) that the Award will expire after a designated period of time after such acceleration to the extent not then exercised, (ii) that the Award will be settled in cash rather than Stock, (iii) that the Award will be assumed by another party to a transaction giving rise to the acceleration or otherwise be equitably converted or substituted in connection with such transaction, (iv) that the Award may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, or (v) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated. To the extent that such acceleration causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

14.10. TERMINATION OF EMPLOYMENT. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A Participant’s Continuous Status as a Participant shall not be deemed to terminate (i) in a circumstance in which a Participant transfers from the Company to an Affiliate, transfers from an Affiliate to the Company, or transfers from one Affiliate to another Affiliate, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate. To the extent that this provision causes Incentive Stock Options to extend beyond three months from the date a Participant is deemed to be an employee of the Company, a Parent or Subsidiary for purposes of Sections 424(e) and 424(f) of the Code, the Options held by such Participant shall be deemed to be Nonstatutory Stock Options.

14.11. SUBSTITUTE AWARDS. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

14.12. FORFEITURE EVENTS. The Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment for Cause, violation of material Company or Affiliate policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate.

ARTICLE 15

CHANGES IN CAPITAL STRUCTURE

15.1. MANDATORY ADJUSTMENTS. In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Sections 5.1 and 5.4 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable, including a cancellation of an Award for cash. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Sections 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

15.2 DISCRETIONARY ADJUSTMENTS. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 15.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, consistent with Code Section 162(m) where applicable, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

15.3 GENERAL. Any discretionary adjustments made pursuant to this Article 15 shall be subject to the provisions of Section 16.2. To the extent that any adjustments made pursuant to this Article 15 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.

ARTICLE 16

AMENDMENT, MODIFICATION AND TERMINATION

16.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, constitute a material change requiring shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to shareholder approval; and provided, further, that the Board or Committee may condition any other amendment or modification on the approval of shareholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable (i) to comply with the listing or other requirements of an Exchange, or (ii) to satisfy any other tax, securities or other applicable laws, policies or regulations.

16.2. AWARDS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:

(a) Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);

(b) The original term of an Option or SAR may not be extended without the prior approval of the shareholders of the Company;

(c) Except as otherwise provided in Article 15, the exercise price of an Option or SAR may not be reduced, directly or indirectly, without the prior approval of the shareholders of the Company; and

(d) No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award).

ARTICLE 17

GENERAL PROVISIONS

17.1. NO RIGHTS TO AWARDS; NON-UNIFORM DETERMINATIONS. No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).

17.2. NO SHAREHOLDER RIGHTS. No Award gives a Participant any of the rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

17.3. WITHHOLDING. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan or an Award. With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.

17.4. SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.

(a) Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under the Plan or any Award Certificate by reason the occurrence of a Change in Control or the Participant’s Disability or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such Change in Control, Disability or separation from service meet the description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable final regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the Award Certificate that is permissible under Section 409A.

(b) If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the Head of Human Resources) shall determine which Awards or portions thereof will be subject to such exemptions.

(c) Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service; and

(ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code

Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

17.5. NO RIGHT TO CONTINUED SERVICE. Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, director or consultant at any time, nor confer upon any Participant any right to continue as an employee, officer, director or consultant of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.

17.6. UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate. This Plan is not intended to be subject to ERISA.

17.7. RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan.

17.8. EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

17.9. TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

17.10. GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

17.11. FRACTIONAL SHARES. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

17.12. GOVERNMENT AND OTHER REGULATIONS.

(a) Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

(b) Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

17.13. GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Delaware.

17.14. ADDITIONAL PROVISIONS. Each Award Certificate may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of the Plan.

17.15. NO LIMITATIONS ON RIGHTS OF COMPANY. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

17.16. INDEMNIFICATION. Each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with Article 4 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ROPER INDUSTRIES, INC. 6901 PROFESSIONAL PKWY EAST SARASOTA, FL 34240 ATTN: LEGAL DEPT

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 3, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 3, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M46969-P23401	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROPER INDUSTRIES, INC.					For All	Withhold All		For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors				☐	☐		☐
Nominees:
01) Robert D. Johnson
02) Robert E. Knowling, Jr.
03) Wilbur J. Prezzano

The Board of Directors recommends you vote FOR the following proposals:											For	Against	Abstain

2.	To consider, on a non-binding, advisory basis, a resolution approving the compensation of our named executive officers.										☐	☐	☐

3.	To approve an amendment to the Roper Industries, Inc. 2006 Incentive Plan to increase the shares available and to re-approve the qualified business criteria for performance-based awards.										☐	☐	☐

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered accounting firm of the Company.										☐	☐	☐

5.	To transact any other business properly brought before the meeting.

NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR all nominees listed and FOR Proposals 2, 3 and 4. If any other matters properly come before the meeting the person(s) named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.							☐

Please indicate if you plan to attend this meeting.			☐ Yes	☐ No

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date							Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be

Held on June 4, 2012:

The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

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M46970-P23401

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

JUNE 4, 2012

The undersigned hereby authorize(s) BRIAN D. JELLISON and DAVID B. LINER, or either of them as proxies, and each with full power of substitution and revocation, to represent and vote the shares of common stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on June 4, 2012 at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240 at 12:00 noon (local time) and at any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2, 3, AND 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE